UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Bloom Energy Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OUR MISSION

Make Clean, Reliable Energy Affordable for Everyone in the World

A RESILIENT SOLUTION FOR TODAY'S ENERGY CHALLENGES

Gain full control over your energy strategy, while virtually eliminating the risk of costly power outages.

SUSTAINABLE
Clean power for the digital world

RESILIENT
Uninterrupted power without comprise

PREDICTABLE
Reliable power makes for smarter business

BLOOM'S GROWTH LEVERS

RUNNING ON RENEWABLE HYDROGEN
Bloom is working to realize the widespread deployment of renewable hydrogen fuel with fuel-flexible energy servers that generate electricity from hydrogen.

CREATING HYDROGEN WITH ELECTROLYSIS
Bloom is entering the commercial hydrogen market by introducing electrolyzer fuel cells that produce renewable hydrogen from excess renewable electricity.

RENEWABLE BIOGAS
Bloom's Energy Servers can use biogas from landfills, dairies, or wastewater treatment plants to create clean electricity.

CLEAN POWER FOR SHIPPING
Bloom is entering the marine transport market to help accelerate the industry toward a more sustainable future through the design and development of fuel-cell powered ships.

CARBON CAPTURE, UTILIZATION, SEQUESTRATION
The chemical reaction of a SOFC is inherently suited for carbon capture. Bloom's ability to deliver CO_2 of 99% purity results in significant savings in the cost of capture.

THE ENERGY SYSTEM OF THE FUTURE

The race to reduce greenhouse gas emissions is the defining challenge of our generation. Bloom is committed to constant product innovation, including the continued reduction of carbon emissions from our products. We are engaged in multiple efforts to align Bloom's product roadmap with a zero emission trajectory.

Wind Farm
Solar Farm
Solid Oxide Electrolyzer
H_2
Hydrogen Fueling Station
Electrical Vehicle Charging
EV-Marine Transportation
LNG
Microgrid Customers
Bio Gas
Biogas Dairy Farm
with Digester
LNG
Bloom Energy Server Platform
Fuel-flexible & Carbon Capture-enabled
Zero-carbon Heat

Letter to Our Stockholders

Dear Stockholder,

It is my pleasure to invite you to our annual meeting of stockholders. The meeting is scheduled for 9:00 a.m. Pacific Time on Wednesday, May 12, 2021.

This year, in light of the COVID-19 pandemic, we will again be conducting the annual meeting online for the safety of our stockholders, directors and employees.

The Annual Meeting live webcast can be found at www.virtualshareholdermeeting.com/BE2021. See page 80 for more information on how to participate in the virtual annual meeting.

Strong 2020 Performance

2020 was a year of tremendous challenge for the world, our country and our company. Despite the challenges of 2020, we executed well on the annual goals laid out in our strategic plan, and implemented a framework that positions Bloom for future growth and to remain at the forefront of innovation in the energy sector. Among our accomplishments:

•	We delivered record revenue, increased our gross margins through reduced product and service costs, and strengthened our balance sheet by eliminating our short-term recourse debt, reducing our total recourse debt and increasing our cash balance.
•	We added four exceptional new members to our management team who bring proven track records of success, operating skill and excellence in leadership.
•	We completed the first installation of our fifth-generation Energy Server, the 7.5.
•	We achieved cost reductions in our product, install and service offerings that allow us to deliver 9 cents/kWh for power, competitively positioning our Energy Server offering in the majority of the 50 states.
•	Finally, leveraging our core technology, we established several strategic growth levers, which are the foundation for our future growth - hydrogen fuel cells, biogas fuel cells, electrolyzers, marine and carbon capture technology, and made developmental progress on these new applications for low and zero carbon energy.

Resilient People, Resilient Culture, Resilient Solutions

If I were to describe Bloom in one word, it would be resilient, which is reflected in our people, culture, employees, products and services.

•	Our People and Partners – As the world’s first stationary solid oxide fuel cell provider to reach commercial scale, our path has not always been easy. However, from our inception, our employees have always had an unwavering focus on our mission – and 2020 was no different. In the midst of the COVID-19 pandemic, our resilient employees and partners navigated myriad local and global obstacles to continue to safely and effectively manufacture, install and service our Energy Servers so essential businesses would have power for their customers and communities.
At Bloom, we know success depends on our ability to attract and retain talented and engaged employees who believe in our mission and embrace our core values. This is why we are continuously investing to ensure Bloom is a rewarding place to work, where the safety, health and well-being of our employees comes first, and where individualism and diversity, equity and inclusion are promoted.
•	Our Culture and Core Values – Resiliency, adaptability and a drive to make a difference is woven into the fabric of our unique culture, which is one of the reasons Bloom has achieved its current level of success. In 2020, our team was resilient in spirit, as demonstrated by the contributions made to our community in the face of great challenges. We are proud of the work we’ve done to help those in our community – from refurbishing ventilators, to providing emergency clean power to pop-up hospitals and hurricane victims, to co-hosting a COVID-19 testing lab for local companies, schools and underserved community members – and we look forward to continuing this support.

2021 PROXY STATEMENT	3

Letter to Our Stockholders

•	Our Product and Technology – 2020 brought into sharp focus the need for resilient, predictable, clean and always-on power, and the continued power outages and disruptions we have experienced thus far in 2021 indicate that finding a solution is the most critical challenge facing our nation’s energy infrastructure. The Bloom Energy Server provides a resilient source of energy and is a compelling solution to this growing global challenge.
The Bloom Energy Server delivers 24x7 baseload power with high availability, mission–critical reliability and grid–independent capabilities and can be configured as a microgrid, eliminating the need for traditional back up power by providing primary power to a facility when the grid fails. Since 2018, Bloom has deployed more than 100 microgrids that have protected customers from more than 1,700 power disruptions.

Leading the Energy Industry Transformation

Bloom Energy is at the forefront of innovation in the energy sector, addressing the critical need for resiliency, predictability and sustainability today - on the pathway to low and zero carbon energy. The fuel flexibility of our currently available Energy Server platform provides customers with the ability to run our Energy Servers on natural gas, biogas and hydrogen blends today. Our platform also allows us to deliver on a near-term commitment to achieve scalable and cost-effective hydrogen solutions – both in front of and behind the meter – within the power generation and transportation industries.

The Year Ahead

As we look to the year ahead, our value proposition has never been more compelling. The impacts of climate change are being felt worldwide and are exposing the fragilities of the grid. Policymakers here at home and abroad are calling for actions that our American-made technology is well-suited to address.

As we are on the verge of emerging from the COVID-19 crisis, I truly believe we are a stronger and better company today than when the crisis started last winter. We have a strong leadership team, a strengthened balance sheet, new solutions, new markets and multiple pathways to low and zero carbon energy. And, our private-sector energy solution, combined with public policy imperatives have created a powerful moment of opportunity for which Bloom Energy is exceedingly well-positioned, moving us further along the road to achieving our mission to make clean, reliable and affordable energy for everyone in the world.

On behalf of the entire Bloom Energy Board of Directors, I thank you for your continued interest in and support of our company.

Sincerely,

KR Sridhar

Founder, Chairman and Chief Executive Officer

March 31, 2021

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Notice of Annual Meeting of Stockholders

Date and Time May 12, 2021 9:00 a.m. Pacific Time	Location Online Meeting at www.virtualshareholdermeeting. com/BE2021

Who Can Vote

Only stockholders of record as of the close of business on March 16, 2021 are entitled to notice of, and to vote at, the meeting and any adjournments, continuations or postponements thereof

Voting Items

Proposals to be voted on at the 2021 Annual Meeting:

	Proposal	Board Vote Recommendation	For Further Details
1.	To elect the three Class III directors named in the Proxy Statement.	FOR each director nominee	Page 18
2.	To approve, on an advisory basis, the frequency of stockholder advisory votes on the compensation of our named executive officers.	ONE YEAR	Page 68
3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the Proxy Statement.	FOR	Page 69
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR	Page 70

Stockholders will also transact any other business that may be properly brought before the 2021 Annual Meeting or any adjournment, continuation or postponement thereof.

To attend the meeting online, vote, view the stockholder list or submit questions, stockholders will need to go to the Annual Meeting website noted and log in using the control number provided on their proxy card, Notice of Internet Availability or voting instruction form. The foregoing proposals are more fully described in the Proxy Statement accompanying this Notice.

Your vote as a Bloom Energy stockholder is very important. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. If you are a registered holder and have questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, through its website at www.astfinancial.com or by phone at 1-800-937-5449.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 9:30 a.m. Pacific Time on the date specified above and at our address at 4353 North First Street, San Jose, CA 95134 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the investors page of our website at investor.bloomenergy.com.

By Order of the Board of Directors

Shawn M. Soderberg

Executive Vice President, General Counsel and Secretary

March 31, 2021

How to Vote

Internet Before the Annual Meeting: www.proxyvote.com During the Annual Meeting: www.virtualshareholdermeeting.com/BE2021	Telephone 1-800-690-6903	Mail Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

All stockholders of record as of the close of business on March 16, 2021 may attend the 2021 Annual Meeting online. Whether or not you expect to attend the 2021 Annual Meeting online, we encourage you to read the Proxy Statement and vote through the internet or by telephone or request and submit your proxy card or voting instruction form as soon as possible so that your shares may be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 12, 2021.

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

2021 PROXY STATEMENT	5

Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, statements regarding our environmental and other sustainability plans and goals, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

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Proxy Statement Summary

This proxy statement (the “Proxy Statement”) is being furnished to the stockholders of Bloom Energy Corporation, a Delaware corporation (“Bloom”, “we”, “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2021 annual meeting of stockholders (the “2021 Annual Meeting”). The record date for the Annual Meeting is March 16, 2021 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the 2021 Annual Meeting or any postponement or adjournment thereof. On or about March 31, 2021, we will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”).

The 2021 Annual Meeting will be held online via live webcast at www.virtualshareholdermeeting.com/BE2021 on Wednesday, May 12, 2021 at 9:00 a.m. Pacific Time. This year’s question and answer session will include questions submitted in advance of, and questions submitted live during, the 2021 Annual Meeting. You may submit a question in advance of the 2021 Annual Meeting at www.proxyvote.com after logging in with your control number. You will also be able to vote your shares electronically at the annual meeting. Questions may be submitted during the 2021 Annual Meeting through www.virtualshareholdermeeting.com/BE2021.

We have adopted a virtual format for our 2021 Annual Meeting to make participation accessible for stockholders from any geographic location with internet connectivity. In addition, in light of continued concerns regarding the COVID-19 pandemic, we believe it is best to adhere to a virtual format for 2021 to protect the health and well-being of our stockholders and employees. We hope to resume holding in-person stockholder meetings next year.

For additional information on the 2021 Annual Meeting and your vote, please see the “User’s Guide” toward the back of this Proxy Statement.

Here are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Summary of Stockholder Voting Matters

Voting Matters		Board Vote Recommendation	See Page
Item 1 –	Election of Directors	FOR each nominee	18
Item 2 –	Advisory Approval of Frequency of Say on Pay Vote	ONE YEAR	68
Item 3 –	2020 Advisory Approval of Executive Compensation	FOR	69
Item 4 –	Ratification of the Appointment of Independent Registered Accounting Firm	FOR	70

2021 PROXY STATEMENT	7

Proxy Statement Summary

Our Board at a Glance

The Board has nominated Michael Boskin, John T. Chambers and L. John Doerr for election as Class III directors to hold office until the 2024 Annual Meeting of Stockholders. For detailed information about each director’s background, qualifications and skill sets, please see “Our Board” later in this Proxy Statement.

		Director	Committees			Other Current Public
Name and Primary Occupation	Age	Since	AC	CC	N/GC	Company Boards
Michael Boskin IND Professor of Economics and Hoover Institution Senior Fellow, Stanford University	75	2019				1
John T. Chambers IND Founder and Chief Executive Officer at JC2 Ventures and former Chairman and CEO of Cisco	71	2018				0
L. John Doerr IND General Partner of Kleiner Perkins	69	2002				5
General Colin L. Powell Former U.S. Secretary of State	83	2009				1
Scott Sandell IND Managing General Partner at New Enterprise Associates, Inc.	56	2003				3
KR Sridhar Founder, Chairman and Chief Executive Officer of Bloom Energy	60	2002				0
Mary K. Bush IND President of Bush International, LLC	72	2017				3
Jeffrey Immelt IND Venture Partner at New Enterprise Associates, Inc. and former Chairman and CEO of General Electric	65	2019				3
Eddy Zervigon IND CEO of Quantum Xchange	52	2007				1

AC – Audit Committee	Chair	IND	Independent
CC – Compensation and Organizational Development Committee	Member
N/GC – Nominating, Governance and Public Policy Committee	Financial Expert

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  Proxy Statement Summary

Board Composition

Corporate Governance Highlights

Key Changes Since the Beginning of 2020
•	Expanded Corporate Governance Guidelines’ definition of diversity to include gender and ethnic diversity;
•	Strengthened Corporate Governance Guidelines to reflect Board’s role in risk oversight of sustainability, including environmental, social and human capital matters, and political contributions and lobbying;
•	Expanded Nominating Committee charter to include oversight of sustainability, including environmental, social and human capital matters;
•	Independent directors designated Mr. Immelt to succeed Mr. Doerr as lead independent director;
•	Adopted stock ownership guidelines for non-employee directors and executive vice presidents;
•	Determined that 30% of equity grants made to our executive officers in 2020 would be tied to corporate performance;
•	Determined that 40% of equity grants made to our executive officers in 2021 would be tied to corporate performance; and
•	Prepared our first Sustainability Report, which will be posted on our corporate website in April 2021.

Governance Highlights
•	The Board consists of a diverse group of professionals who bring significant leadership, distinct qualities and skill sets relevant to our business and strategy. We believe the current composition of the Board is diverse, which provides a wide range of perspectives and viewpoints, enabling them to effectively represent the long-term interests of our stockholders;
•	The Board and its committees annually assess their performance through a self-evaluation by an independent third party, which includes a self-evaluation of each individual director’s performance;
•	A clawback policy applicable to our CEO and our executive vice presidents;
•	Anti-hedging and anti-pledging policy for employees and directors;
•	We have three standing committees of the Board – Audit, Compensation and Organizational Development, and Nominating, Governance and Public Policy. All committees are composed entirely of independent directors;
•	Executive sessions of independent directors are conducted regularly at Board and Board committee meetings;
•	Strong lead independent director with robust authority and responsibility that is disclosed to stockholders;
•	No restrictions on director access to officers and employees;
•	Responded to investor feedback to simplify our quarterly reporting and our operating metrics, to provide investor sessions on our business and technology and to produce a Sustainability Report; and
•	Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management.

2021 PROXY STATEMENT	9

Proxy Statement Summary

Transition from Emerging Growth Company Status to Large Accelerated Filer

Beginning on January 1, 2020, we transitioned from our status as an emerging growth company to a large accelerated filer. This requires us to make additional disclosure in this Proxy Statement, including:

•	Expanded disclosure about our executive compensation practices in our Compensation Discussion and Analysis (beginning on page 47);
•	Additional compensation tables, including “Grant of Plan-based Awards Table” (beginning on page 60);
•	Conduct a vote every six years, on an advisory basis, on the frequency of our say-on-pay vote (specifically whether it will occur every one, two or three years); and
•	Allow stockholders to approve, on an advisory basis, the compensation of our named executive officers.

Executive Compensation Highlights

Our 2020 compensation plans and payouts for our named executive officers reflect our overarching philosophy of pay-for-performance. Highlights of our compensation program include:

•	Emphasis on Performance-Based Incentives: A majority of the target compensation opportunity provided to our named executive officers is awarded in the form of cash incentives and equity awards for which the realized value varies based on our financial and operating performance.
•	Challenging Performance Objectives: The Compensation and Organizational Development Committee (the “Compensation Committee”) sets rigorous goals for our annual bonus plan that will be achieved only if we perform at a high level. Based on our performance in 2020, our named executive officers earned a bonus between 130% and 137% of their targets for the year.
•	Performance-Based Approach to Long-Term Incentives: Performance-based stock units (“PSUs”) represent 50% of the target long-term incentive value granted to our Chief Executive Officer (“CEO”) and 30% of the target value granted to our other named executive officers. The remaining long-term incentive value was granted in the form of time-based vesting restricted stock units (“RSUs”) (excluding Gregory Cameron, our Chief Financial Officer (“CFO”), who was granted stock options as part of his new hire awards). No PSUs that were granted in 2020 would be earned if our revenue and adjusted EBITDA performance fell below our targets for the year. Based on our strong results in 2020, our named executive officers (excluding Mr. Cameron) earned 147% of the target number of shares granted in 2020.

As shown below, approximately 50% of the target total compensation awarded to our CEO and 30% awarded to our other named executive officers (other than Mr. Cameron) was at-risk in the form of our cash annual incentive and performance-based equity, both of which were eligible to be earned based on our level of achievement of rigorous financial goals.

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Proxy Statement Summary

In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.

WHAT WE DO	WHAT WE DON’T DO

  A significant portion of our executive compensation program is dependent upon variable, at-risk pay components based on operational performance metrics

  Prior to making executive compensation decisions we review peer company compensation data

  We ensure management acts and thinks like stockholders through stock ownership guidelines

  We seek third-party executive compensation advice for the Compensation Committee from an in dependent consulting firm that does not perform any other services for Bloom

  A clawback policy for our CEO and our executive vice presidents

  No Supplemental Executive Retirement Plan

  No automatic single trigger equity award acceleration upon a change of control

  No golden parachute excise tax gross-ups

  Executive officers may not pledge our common stock as collateral for any obligation

  Executive officers may not engage in transactions intended to hedge or offset the market value of our common stock owned by them

  No perquisites to any of our executive officers

2021 PROXY STATEMENT	11

Who We Are

2020 Highlights

Company Overview

With roots in NASA’s space program, we were born from innovation. We created the first large-scale, commercially viable solid oxide fuel-cell based power generation platform that delivers highly reliable, clean, resilient and cost-effective power to businesses, essential services and critical infrastructure. Our technology, invented in the United States and manufactured by American workers, is the most advanced on-site power generation technology on the market today. Our Energy Servers convert natural gas, biogas, or hydrogen into electricity at high efficiency and without combustion, significantly reducing environmental impacts.

Our enterprise customers are among the largest multinational corporations who are leaders in adopting new technologies. We also have strong relationships with some of the largest utility companies in the United States and around the world.

Driving Resilience

Catastrophic weather events in 2020 resulted in $95 billion in damages and widespread power outages that left hundreds of thousands in the dark for days, and even weeks. As overtaxed electric grids across the nation buckled under the strain, our Energy Servers delivered clean, resilient, uninterrupted energy to power our customers through these outages.

In 2020, our solutions were notably deployed at critical moments to power pop-up field hospitals in California amid the COVID-19 pandemic and to support mission critical energy in the face of hurricanes in Louisiana with our partners.

Time and time again, our microgrids – islands of energy resiliency – have helped fortify critical infrastructure systems to ensure uninterrupted power, providing energy when the grid is not available. In fact, we have deployed more than 100 microgrids that have supported our customers’ critical load through more than 1,700 power disruptions since 2018.

Financial Highlights

Total Acceptances
11.1% increase year-over-year

Despite the effect of the COVID-19 pandemic, we operated as an essential business and were able to grow acceptances to a record 1,326 systems, or 132.6 megawatts, in 2020. This represents an increase of 11.1% year-over-year, driven by new and existing customers, with the majority of the installations in the United States. An acceptance typically occurs when the system is turned on and producing full power. For orders where one of our partners performs the installation, our acceptance criteria are different. Those acceptances are generally achieved when the systems are shipped or delivered to our partner. Upon acceptance, the customer order is moved from product backlog and is recognized as revenue.

This performance represents a broad range of verticals including hospitals and healthcare, retail, utilities and energy, cloud services and data centers, education institutions, food and beverage, government, technology, construction and transportation.

Revenue		Operating Margin
1.1% increase year-over-year	We achieved record revenue of $794.2 million in 2020 compared with $785.2 million in 2019, an increase of 1.1% year-over-year.	Increase of 19.4 percentage points year-over-year	We achieved operating margin of (10.2)% in 2020 compared with (29.6)% in 2019, an increase of 19.4 percentage points year-over-year.

Gross Margin		EPS
Increase of 8.5 percentage points year-over-year	We achieved gross margin of 20.9% in 2020 compared with 12.4% in 2019, an increase of 8.5 percentage points year-over-year.	57.3% improvement year-over-year	Earnings per share on a GAAP basis was ($1.14) in 2020 compared with ($2.67) in 2019, an improvement of 57.3% year-over-year.

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Who We Are

Business Highlights

In 2020, we operated through myriad challenges and significantly advanced our business, better positioning us to achieve near- and long-term success. We added talent across the senior executive team, strengthened our financial position, unveiled our strategic growth plans, advanced our technology roadmap, and drove manufacturing and service improvements. As a result of these actions, we believe we are well-positioned to capitalize on our intellectual property, history of innovation, manufacturing prowess, and the strength and flexibility of our Bloom Energy Servers to drive long-term, sustainable value for all of our stakeholders including our customers, partners, employees, stockholders and the communities we serve.

Underscoring our commitment to growth and success, the leadership and management team made a number of critically important decisions that delivered on our purpose, advanced our mission, and set a strategic pathway for a better energy future for the world. The following business highlights reflect some of the important progress we believe we have made during 2020:

•	Balance Sheet Improvement and Financial Strength: During the fourth quarter of 2020, we completed the retirement of the 10% Senior Secured Notes due July 2024 and the conversion of the remainder of our 10% Convertible Promissory Notes due December 2021. After the retirement and conversion of these notes, we reduced our recourse debt by approximately $144 million. These reductions, and the decrease in comparable interest rate in connection with the issuance in August 2020 of the $230 million aggregate principal amount of our 2.50% Green Convertible Senior Notes due 2025, resulted in reduced annual debt service costs of approximately $47 million. Our cash balances have increased since last year, with total cash increasing $39.3 million to $416.7 million, with the unrestricted component up slightly more, with total unrestricted at $246.9 million, up $44.1 million versus 2019. With reduced debt, more cash, strong operating discipline and substantial progress, we believe we are now well-positioned for future growth.

•	Investing for the Future: Faced with an uncertain operating environment, our management team made the critical decision to delay a planned expansion of our manufacturing facility in early 2020, instead electing to focus on increasing production in our existing facilities and reducing the cost of our current product through manufacturing innovation and improvements. This action enabled us to defer market expansion-related expenses and further manage our cash position. As a result of these decisions, we have reached a point where we will be making investments to increase manufacturing capacity in 2021. We are planning to secure an additional 200 megawatt fuel cell manufacturing line as part of our Bloom 7.5 introduction. This combined capacity will provide 400 megawatts of fuel cell, or over 1 gigawatt of electrolyzer capacity, that we can allocate based upon market demand.

•	Unveiling the Growth Levers through Bloom’s Innovative Technology Roadmap: In December, we unveiled our technology roadmap that will accelerate growth by capitalizing on emerging market opportunities. We have introduced new applications that can serve an increasingly diverse and global customer base, which is focused on moving to a 100% zero-carbon future. The growth levers of our strategic plan build on the foundation of our fuel-flexible technology and include: hydrogen fuel cells and electrolyzers, biogas, carbon capture and marine power.

•	Installing the First Bloom 7.5 Server: We completed the installation of our first Bloom 7.5 Server with a customer in December. The unit is performing as expected and we intend to increase production and the manufacturing of Bloom 7.5 throughout 2021. In 2022, we expect Bloom 7.5 will represent the majority of the systems we manufacture.

•	Continuing History of Manufacturing Innovation: We have a long history of continuous improvement across all facets of our business. This year we made substantial progress on improving upon the ease and predictability of our installation process as part of our broader effort to simplify the business. The COVID-19 pandemic underscored the need to improve our processes, as it brought into focus a new set of impediments for our installation team along with those that we encounter in a world dealing with climate change. The first Bloom Energy Server pre-assembled for rapid installation on a skid, ready to deploy, was built at our factory in Delaware. By transferring a significant portion of the integration work and time from less predictable field conditions to a controlled factory environment, we expect to be able to reduce cost and time overruns. The ease of installing a skid in a customer location will enable us to offer simple standardized procedures to outsourced installation partners, thereby enabling us to scale up our operations—both geographically and in volume. It will also enable us to power customers on a short-term or emergency basis.

With a clear focus on our purpose, commitment to executing on the growth levers of our strategic plan and the financial resources to make prudent investments in our business, we believe we are on the pathway to growth. Our diverse and talented management team shares a history of innovation and leadership in technology that moves us closer to the promise of a clean energy future and nearer to achieving our mission of making reliable, resilient and lower cost power available to all.

2021 PROXY STATEMENT	13

ESG at Bloom

Introduction

The health and well-being of our people, our communities and our planet matter greatly to Bloom. While our commitment is firmly established, our formal processes, strategies and governance concerning Environmental, Social and Governance (“ESG”) matters are in their early stages. We are actively engaged in a dialogue with investors around their interest in corporate responsibility and sustainability, including discussions concerning ESG performance.

We continue to review and update our governance practices and have, for example, updated our Corporate Governance Guidelines to reflect our interest in candidates who express diversity across demographics such as gender, race, ethnic and national background, geography, age and sexual orientation. Further, in April 2021, we plan to publish our first Sustainability Report, which will be available on our website at www.bloomenergy.com. Please note that our 2021 Sustainability Report is not a part of our proxy solicitation materials.

ESG Management and Oversight

We are evolving both Board oversight and management processes to more fully and formally incorporate ESG data and analysis into our strategy development, risk management and operations. Our sustainability governance structure involves numerous participants engaging in information-sharing and decision-making, capitalizing on the depth and breadth of expertise throughout Bloom.

Board Oversight of ESG

The Board, as a whole and through its committees, oversees our strategy, ESG efforts and risk management processes. All Board committees have active oversight of one or more key ESG components. In 2020, the Board delegated to the Nominating, Governance & Public Policy Committee (the “Nominating Committee”) oversight of sustainability matters, including climate-related risks and opportunities, in recognition of the importance of ESG matters to our business. The Audit Committee, with its oversight of risk management processes and financial matters, and the Compensation Committee, which oversees human capital matters, shares relevant information and analysis with the Nominating Committee. Information and analysis from each of the committees are taken into account by the full Board in considering and providing guidance on our strategy and objectives for the short-, medium- and long-term, including on climate and other sustainability-related strategy and objectives. Management provides the Nominating Committee with background on emerging ESG trends, relevant disclosure standards, and the importance of ESG management to the business.

Executive Leadership, Management Governance Structure and ESG Strategy

Our CEO is responsible for approving our ESG goals and strategies based on the Board’s guidance and directives, and for overseeing the execution of those strategies. Our senior-level executives are responsible for assisting the CEO in formulating our strategies and setting our priorities and objectives based on information and analysis from management in each functional area. Our executive leadership team, which includes all of the members of the ESG Committee, meets weekly with the CEO to engage around various risk management areas of the business. Through these formal and informal processes of executive interactions, risks and opportunities can be continuously raised, evaluated and factored into ongoing strategy development.

In 2020, we formalized senior executive involvement related to climate and environmental, health and safety matters with the establishment of a new management-level ESG Committee, which is intended to be our central source for ESG risk identification, data analysis and policy, program and strategy formulation. The ESG Committee provides a platform for our leadership to understand, staff, resource and manage ESG-related risks and opportunities. The ESG Committee is comprised of the senior-most leaders of each of our functional areas, and its initial responsibilities include:

•	Assisting the CEO in developing our strategy with respect to ESG matters;

•	Formulating and recommending policies and practices that align with our strategies, and advising on how ESG matters may impact other company policies and practices;

•	Overseeing reporting and disclosures regarding ESG matters; and

•	Advising the CEO and the Board of current and emerging ESG matters that may affect the business, operations, performance or public image or that may otherwise be significant to us and to our stakeholders.

14

ESG at Bloom

Below is a graphical illustration of our ESG management and oversight structure.

2021 PROXY STATEMENT	15

ESG at Bloom

Our Employees

Promoting Diversity, Equity and Inclusion

Since our inception, we have supported diversity, equity and inclusion. From our visionary CEO, KR Sridhar, to our manufacturing plant employees, a large percentage of our population is from underrepresented communities. 44% of the Board is composed of ethnic minorities, including a female African-American member. 33% of our executive management team is composed of ethnic minorities and 40% are women. We recognize that diverse leadership translates to a diversity of experiences, viewpoints and, ultimately, more informed decisions. Our mission of providing clean, reliable and affordable energy to everyone is achieved only when every voice is heard and valued.

We are committed to continuing to foster the diversity of our workforce, and are actively developing programs and strategies to support this commitment. We recently initiated a Talent Acquisition Strategy, the goal of which is to identify and attract a slate of candidates from underrepresented groups through increasing investments in advertising and outreach. We have established a University Program in which we partner with university diversity groups including the Society of Women Engineers, Society of Hispanic Engineers and National Society of Black Engineers, to name a few. Additionally, we are partnering with several historically Black colleges and universities to hire interns and employees. We are committed to being a military-friendly employer and have partnered with several veteran organizations and agencies to identify and hire talent. Currently, our veteran population represents 9.3% of our total U.S. employee population. Further, in recognition of our military hiring efforts, in 2018 we received the Pro Patria Award from the Employer Support of the Guarded and Reserve (“ESGR”). This award recognizes employers who have demonstrated the greatest support to Guard and Reserve employees through their leadership and practices, and is the highest-level award that may be bestowed by an ESGR State Committee.

Supporting Employee Well-Being

Compensation and Benefits

We provide our employees with robust total compensation packages that include competitive salaries, bonuses and opportunities for equity ownership. We review and enhance the benefits portion of the package periodically, seeking to improve our competitiveness across health and income replacement programs. For example, we recently introduced a new program to facilitate access to mental health care, in terms of cost and ease of access.

Employee Health and COVID-19 Safety Measures

We have been going above and beyond to protect employees during the COVID-19 pandemic. Employee safety is our top priority. Among other things, we are providing daily temperature checks and health checks at entrances; cloth or surgical masks to all workers; modified work areas to ensure social distancing; regular COVID-19 testing; frequent cleaning and disinfecting of all areas; closed or modified breakrooms to reduce risk of transmission; and state of the art air filtration systems that have been FDA-verified to kill the COVID-19 virus. We have also established rigorous quarantine protocols. As evidence of these efforts, our workplace positivity rate is far lower than those of the counties in which we operate.

Employee Safety and Training

Our management seeks to provide a safe working environment. We believe in the principle ‘safety first’ and that most incidents are preventable. We strive to foster an environment that integrates safety throughout our operations to reduce or eliminate illness and injuries among our workforce.

To support this, we have established well-defined safety, health and environmental policies and procedures and offer ongoing training. We have focused on prevention programs and driving continuous improvement via ‘Design for Safety’ initiatives during product development, interactive training programs with all employees, hands-on audits, employee engagement through monthly team meetings, and relentless focus on deep-dive investigations ensuring we learn and improve from incidents that occur.

16

ESG at Bloom

Keeping Jobs Local - While Improving the Communities in Which We Operate

Our technology has a global reach, but at our core, we are all about improving and expanding operations nationally and serving our local communities. In Delaware, where we have our Newark manufacturing facility, we invested $6.6 million last year alone to prepare for future growth. At the height of the pandemic, we added 57 new roles in Delaware, bringing the employee number to 397. We invested in the Newark community by building a training facility and entering into a partnership with the Delaware Office of Work-Based Learning at Delaware Tech to bolster workforce development.

Additionally, our products are providing clean energy solutions to the residents of Delaware and helping the state achieve new standards for clean energy. The Delaware Division of Energy and Climate has put in place limits on the amount of harmful emissions generated by the local electricity industry. Utility companies like the Delmarva Power Plant, encouraged by the Renewable Energy Portfolio Standards Act (”REPSA”), have had to increase their renewable and alternative energy sources to power local communities. Our Newark manufacturing facility’s collaboration with the Delmarva Power Plant helps power thousands of homes with clean energy produced by fuel cells made by Delawareans.

Our fuel cell technology is helping the Delmarva Power Plant achieve reduced emissions and meet the required 25% of alternative energy sources mandated by REPSA. We have succeeded in decreasing CO2 emissions by 50% and nearly eliminated smog-forming particulate emissions. More importantly, we are providing clean energy to more than 22,000 homes in the state.

Supporting Our Communities

Our mission is to make clean, reliable power affordable for everyone in the world because we know that allows our communities to be safe, prosperous, healthy and resilient. Community impact is what motivates us every day to provide the highest quality products and solutions possible.

Assisting Vulnerable Communities

2020 was a difficult year for many of the communities we serve, but we responded by being adaptable, flexible and innovative in creating solutions in the face of emergencies. Our rapid deployment of engineering and manufacturing resources has aided vulnerable communities in multiple ways during the COVID-19 pandemic as well as extreme weather events.

Ventilator Refurbishment. In March 2020, when the country came to a standstill in the fight against the spread of COVID-19, we voluntarily launched an initiative to refurbish ventilators at our San Jose, California and Newark, Delaware facilities. We knew that we could put our manufacturing, engineering and operational expertise to work and successfully refurbished more than 1,300 ventilators that were supplied to state emergency management departments and healthcare facilities in California, Delaware and Pennsylvania.

Rapid Deploy Microgrids. When a field hospital was set up in Sacramento, California to expand the state’s hospital capacity and house COVID-19 patients, we and our installation and utility project partners were able to deploy a microgrid in three days. The Bloom microgrid provided essential reliable, AlwaysON power to serve the critical medical needs of Californians. Similar microgrids were rapidly deployed to a hospital in Louisiana and a hospital system in Vallejo, California, providing vital power to a field hospital set up to accommodate patient overflow. Importantly, these facilities could not have utilized traditional temporary diesel power solutions due to the impact on patient respiratory health, reinforcing the importance of our products’ air quality impacts on vulnerable populations every day.

Redirecting Excess Power. On top of the challenges with COVID-19, California continues to deal with grid instability from climate-driven extreme weather as well as wildfires. But 2020 saw blackouts due to record heat as well. Our fuel cell technology at approximately 500 sites has been generating 265 megawatts of clean and reliable power in the state. Our customers agreed to export the excess power generated at their sites to the grid to provide additional generation capacity. Thanks to their generosity, we managed to power nearly 15,000 homes in communities facing the adverse effects of the pandemic.

Mobile COVID-19 Testing. To help keep our employees and neighbors safe, we partnered with El Camino Health to set up a mobile COVID-19 testing facility for Bay Area organizations, businesses and schools. Using the University of Illinois’ innovative Shield T3 COVID testing system, the mobile unit offers rapid, accurate and inexpensive testing, providing critically needed tests for area businesses, schools and disadvantaged communities. One in six tests purchased by us and participating organizations was used to help the Valley Medical Center Foundation purchase a mobile medical bus to vaccinate homebound seniors, people with disabilities, farmers and others who might not be easily served.

2021 PROXY STATEMENT	17

Corporate Governance

Proposal 1	Election of Directors Stockholders are being asked to elect Class III directors Michael Boskin, John T. Chambers and L. John Doerr, each for a three-year term.
The Board of Directors unanimously recommends a vote FOR the election to the Board of Directors of each of the Class III director nominees.

Our Amended and Restated Bylaws (the “Bylaws”) provide that the Board is divided into three classes of directors with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

The Board presently has nine members. The Board is currently comprised of three Class I directors, three Class II directors and three Class III directors. The authorized number of directors may be changed by resolution of the Board. Stockholders last elected the Class I directors, Messrs. Powell, Sandell, and Sridhar, at the 2019 Annual Meeting of Stockholders and the Class II directors, Messrs. Immelt and Zervigon and Ms. Bush, at the 2020 Annual Meeting of Stockholders.

Class III directors Dr. Boskin, Messrs. Chambers and Doerr are standing for election to the Board at this meeting. The Board appointed Dr. Boskin in November 2019, Mr. Chambers in August 2018 and Mr. Doerr in May 2002, and each was recommended to the Board by the Nominating Committee. The nominees’ and other directors’ biographies are available beginning on page 21 of this Proxy Statement.

Each nominee has consented to be named a nominee in the Proxy Statement and to continue to serve as a director, if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the Board or the Board may reduce its size. There are no arrangements or understandings between any director and any other person pursuant to which he or she is or was to be selected as a director. There are no family relationships among our directors or executive officers.

Vote Required

The election of directors will be made by a plurality of votes cast at the 2021 Annual Meeting. That means the three nominees receiving the highest number of votes will be elected. Because directors need only be elected by a plurality of the vote in an uncontested election, broker non-votes and withhold votes will not affect whether any particular nominee has received sufficient votes to be elected in such cases.

Our nominees have considerable professional and business experience. The recommendation of the Board is based on its carefully considered judgment that the qualifications and experience of our nominees make them well qualified to serve on the Board and give the Board as a group the appropriate skills to exercise its oversight responsibilities. For each of the three director nominees standing for election as well as for the remainder of the Board, the following pages sets forth certain biographical information, including a description of their principal occupation, business experience, and the primary qualifications, attributes and skills that the Nominating Committee considered in recommending the director nominees.

18

Corporate Governance

Board Membership Criteria

Ensuring that the Board is composed of directors who possess highly relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives and effectively represent the long-term interests of stockholders, is a top priority of the Board and the Nominating Committee.

Nominees for director are selected on the basis of, among other things, independence, integrity, ethnic and gender diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry, willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition, other areas that are expected to contribute to the Board’s overall effectiveness and the needs of the Board and its committees. Given our limited operating history, as we continue to grow and evolve our strategy, we continue to refresh the relevant skill sets and experience desired in our Board members.

In evaluating potential candidates for the Board, the Nominating Committee considers the following factors, which are set forth in our Corporate Governance Guidelines:

•	a majority of directors on the Board should be independent directors;
•	candidates should be capable of working in a collegial manner with persons of different educational, business, and cultural backgrounds, and should possess skills and expertise that complement the attributes of the existing directors;
•	candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation;
•	candidates should demonstrate notable or significant achievement and possess senior-level business experience that would benefit Bloom;
•	candidates should be individuals of the highest character and integrity;
•	candidates should be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;
•	candidates for the Audit Committee and the Compensation Committee should have the enhanced independence and financial literacy and expertise that may be required under law, rules, regulations and listing standards of the New York Stock Exchange (“NYSE”);
•	candidates should be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and
•	candidates should be able to represent the interests of all stockholders.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in the Bylaws. See the section later in this Proxy Statement entitled “Stockholder Proposals and Nominations.”

Process of Selecting Directors

The Nominating Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. The Nominating Committee works very closely with the Chairman and other members of the Board in the identification and evaluation process. The Nominating Committee may also use outside consultants to assist in identifying candidates. The Bylaws provide that the size of the Board is set by the Board, reflecting the Board’s current view of its optimal size. When formulating its Board membership recommendations, the Nominating Committee considers advice and recommendations from stockholders, management, and others as it deems appropriate. The Nominating Committee considers candidates for the Board recommended by stockholders using the same criteria in evaluating the candidate as it would any other Board nominee candidate.

The Nominating Committee also evaluates whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term, based upon factors established for new director candidates, as well as:

•	the extent to which the director’s judgment, skills, qualifications and experience (including that gained due to tenure on the Board) continue to contribute to the success of the Board;
•	feedback from the annual Board evaluation;
•	attendance and participation at, and preparation for, Board and committee meetings;
•	independence;
•	outside board and other affiliations, including any actual or perceived conflicts of interest; and
•	such other factors as the Nominating Committee deems appropriate.

2021 PROXY STATEMENT	19

Corporate Governance

Director Tenure, Board Refreshment and Diversity

We believe it is in the best interests of Bloom and our stockholders to maintain a mix of longer-tenured, experienced directors and institutional knowledge and newer directors with fresh perspectives. In furtherance of this objective, the Board appointed two new directors to the Board as recently as November 2019, Dr. Boskin and Mr. Immelt.

We do not impose director tenure limits or a mandatory retirement age. The Board believes that our longer-tenured directors with their deep institutional knowledge have a unique perspective, bring critical skills to the Board and are well-positioned to guide us as we continue to grow and evolve. The Board believes that longer-tenured directors have a better understanding of Bloom and its evolution, and are better able to leverage those learnings so Bloom can continue to grow and evolve. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing limits on director tenure would deprive the Board of the valuable contributions of its most experienced members.

If each director nominee is elected to the Board after the 2021 Annual Meeting, our non-employee directors will have served an average of 8.4 years. Given that Bloom was the first solid oxide fuel cell company to reach commercial scale, given previous challenges we have had to overcome and given that the energy industry is rapidly evolving, we believe that at this stage of our growth, a longer tenure is in the best interests of our stockholders. The Board believes the current average tenure of 8.4 years for its non-employee directors reflects the balance the Board seeks between different perspectives brought by longer serving directors and new directors.

The Board and the Nominating Committee value diversity of backgrounds, age, education, experience, perspectives and leadership in different fields when identifying nominees, and we assess the effectiveness of our efforts in pursuing diversity in connection with our annual evaluations. In 2020, the Board expanded our Corporate Governance Guidelines’ definition of diversity to include gender and ethnicity. Representation of gender, ethnic, geographic, cultural or other diverse perspectives expands the Board’s understanding of our stakeholders. Presently, we have one woman director and four ethnically diverse directors.

The Board is focused on combining the right mix of skills, experience and perspectives to support our strategic growth levers, obtaining operational leverage for scale and international expansion. The Nominating Committee continues to focus on Board refreshment to align the Board’s long-term composition with its long-term strategy. During 2020, the Nominating Committee, through the Board evaluation process, undertook a review of the collective qualifications, skills, attributes and experiences it desires on the Board. The purpose of the review was to consider the qualifications, skills, attributes and experiences the Board believes are aligned with oversight of the short- and long-term strategies including the growth levers, operational scale and international expansion and related risks and opportunities.

Although we do not have a separate diversity policy, the Board and the Nominating Committee aim to further refresh Board membership in the coming year, with a particular focus on gender and diverse director candidates.

20

Corporate Governance

Our Board

Class III Directors Standing for Election at the 2021 Annual Meeting

Michael Boskin IND
Tully M. Friedman Professor of Economics and Wohlford Family Hoover Institution Senior Fellow, Stanford University, and CEO and President of Boskin & Co., Inc.
Age: 75	Committee Membership: Audit Nominating/Governance
Director Since: November 2019	Public Company Boards: Oracle Corporation

Background

•	Tully M. Friedman Professor of Economics and Wohlford Family Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971
•	CEO and President of Boskin & Co., Inc. since 1980
•	Chairman of the President’s Council of Economic Advisers from 1989 to 1993
•	Former director of ExxonMobil from 1996 to 2018

Director Qualifications:

Dr. Boskin is recognized internationally for his research on world economic growth, tax and budget theory and policy, U.S. saving and consumption patterns and the implications of changing technology and demography on capital, labor and product markets. In addition to his background in public policy, he brings to the Board significant economic, financial and energy expertise, including through his experience on the board of a publicly traded energy company and a publicly traded technology company. Dr. Boskin’s experience as CEO of his consultancy firm and as a director of another large, complex global organization also provides the Board with important perspectives in its evaluation of our governance practices and processes. In addition, his prior service on a public company audit committee supports the development of the Audit Committee function as we mature as a public company.

2021 PROXY STATEMENT	21

Corporate Governance

John T. Chambers IND
Founder and Chief Executive Officer at JC2 Ventures
Age: 71	Committee Membership: Compensation
Director Since: August 2018	Public Company Boards: None

Background

•	Founder and Chief Executive Officer at JC2 Ventures, a venture capital firm, since March 2017
•	Executive Chairman of the board of Cisco Systems, Inc. (“Cisco”), a networking and information technology company, from July 2015 to December 2017 and as Chairman of the board of Cisco from November 2006 to July 2015
•	Cisco’s Chief Executive Officer from January 1995 until July 2015 and President from January 1995 to November 2006
•	Employed by Wang Laboratories, Inc., a former computer-based office information processing systems company, from 1982 to 1990, where, in his last role, he was the Senior Vice President of U.S. Operations
•	Chairman of the US-India Strategic Partnership Forum
•	Appointed Global Ambassador of the French Tech by President Emmanuel Macron of France

Director Qualifications:

Mr. Chambers’ experience in leading and scaling Cisco Systems as its CEO and Chairman for over 20 years, building and implementing strategic growth plans as well as his experience with early stage companies, provides valuable perspective to the Board in growing and scaling an organization, particularly in the areas of operations, sales, human capital management, recruitment and executive compensation. Mr. Chambers’ international experience and relationships and his skill in promoting innovative new products and technology are valuable to the Board as we continue to expand globally.

L. John Doerr IND
General Partner of Kleiner Perkins
Age: 69	Committee Membership: Compensation
Director Since: May 2002	Public Company Boards: Alphabet, Inc. Amyris, Inc. Coursera, Inc. Doordash, Inc. QuantumScape Corporation

Background

•	General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm (together with its affiliates, “Kleiner Perkins”), since August 1980
•	Former director of Amazon.com, Inc., an e-commerce company, from June 1996 to May 2010, and Zynga, Inc., a provider of social game services, from April 2013 to May 2017

Director Qualifications:

Mr. Doerr, through Kleiner Perkins, was the first investor in Bloom, and he brings valuable institutional knowledge to the Board given his long-standing history with Bloom and extensive knowledge of the management team and our operations. His public company board experience and understanding of governance practices has helped us in our transition from a private to a public company. His deep technology expertise and experience in developing, scaling and managing technology companies and their management make him well-suited to serve on the Board and the Compensation Committee.

22

Corporate Governance

Class I Directors – Terms Expiring at the 2022 Annual Meeting of Stockholders

General Colin L. Powell
Former U.S. Secretary of State and Founder and Chairman Emeritus of the America’s Promise Alliance
Age: 83	Committee Membership: None
Director Since: January 2009	Public Company Boards: salesforce.com, inc.

Background

•	Served as the 65th U.S. Secretary of State from January 2001 to January 2005
•	Served 35 years in the U.S. Army, rising to the rank of Four-Star General and from 1989 to 1993 as the 12th Chairman of the Joint Chiefs of Staff
•	Chairman of the Board of Visitors of the Colin Powell School at the City College of New York since 1994
•	Founder and Chairman Emeritus of the America’s Promise Alliance, a nonprofit organization advocating for the strength and well-being of America’s children and youth

Director Qualifications:

General Powell’s senior leadership positions at the highest levels of the U.S. government and philanthropic enterprises, as well as his extensive experience in building organizations and recruiting, developing, motivating and managing human capital, provides a valuable perspective to the Board, particularly in the areas of leadership, human capital management, executive compensation, governance and strategic planning and operations. Additionally, his experience on the board of the global leader in customer relationship management gives him significant insight into business development strategies and branding for the digital age.

Scott Sandell IND
Managing General Partner at New Enterprise Associates, Inc.
Age: 56	Committee Membership: Compensation (Chair)
Director Since: August 2003	Nominating/Governance
Public Company Boards: Tuya Inc.
Cloudflare, Inc. Coursera, Inc.

Background

•	Currently serves as the Managing General Partner at global venture capital firm New Enterprise Associates, Inc. (“NEA”) since April 2017

•	Joined NEA in January 1996 and as has been a General Partner since September 2000 and served as Co-Managing General Partner from March 2015 to April 2017
•	Served as head of the firm’s technology investing practice for 10 years and has led NEA’s China investing activities for over a decade

•	Prior to joining NEA in 1996, worked as a Product Manager for Windows 95 at Microsoft Corporation
•	Started career at Boston Consulting Group, a global management consulting firm, and later joined C-ATS Software, Inc., a software development company
•	Previously served on the boards of, among others, Data Domain, Inc., Fusion-io, Inc., Neoteris, Inc., NetIQ Corporation, Playdom, Inc., Spreadtrum Communications, Inc., Tableau Software Inc., WebEx Communications, Inc. and Workday, Inc.
•	Currently serves on the Board of Advisors for the Thayer School of Engineering at Dartmouth
•	Former Chairman of the Board of the National Venture Capital Association, a trade organization for venture capital and private equity firms, from 2014 to 2015

Director Qualifications:

Mr. Sandell brings valuable institutional knowledge to the Board given his long-standing history with us and extensive knowledge of the management team and our operations. Mr. Sandell’s technical background, operations experience with a wide range of technology companies and international experience has been instrumental in helping us develop and implement our supply chain and manufacturing operations and expand customer relationships. Mr. Sandell’s service on a number of public and private company boards lends a valuable breadth and depth of expertise to the Board on all aspects of scaling an organization and business models for new technologies. In addition, his background provides an important perspective to the Board and the Compensation Committee and Nominating Committee on best practices in human capital management, executive compensation and governance. Mr. Sandell’s extensive network from his role in the venture capital industry and related organizations provides the Board a wealth of knowledge regarding emerging technologies and practices.

2021 PROXY STATEMENT	23

Corporate Governance

KR Sridhar
Founder, Chief Executive Officer and Chairman of Bloom Energy
Age: 60	Committee Membership: None
Director Since: March 2002	Public Company Boards: None

Background

•	Founder of Bloom and has served as Chief Executive Officer and Chairman of the Board since March 2002
•	Prior to founding Bloom, served as director of the Space Technologies Laboratory at the University of Arizona where he was also a professor of Aerospace and Mechanical Engineering
•	Has served as an advisor to NASA and has led major consortia of industry, academia and national labs
•	Currently serves as a strategic limited partner at Kleiner Perkins
•	Served on many technical committees, panels and advisory boards and has several publications and patents

Director Qualifications:

As a founder of Bloom who has guided our growth and development as both CEO and Chairman for almost 20 years, Mr. Sridhar has proven, unparalleled and in-depth knowledge of our technology, operations, markets, regulatory environment, customers, employees and competition. Mr. Sridhar’s depth and breadth of technological and scientific expertise and experience with technological innovation bring invaluable insight to the Board concerning our products and development strategies. In addition, his knowledge and strategic vision for the energy industry aids the Board in its strategic planning. Mr. Sridhar provides management’s perspective in Board discussions and brings important insight regarding our strategy and operations to the Board’s deliberations.

24

Corporate Governance

Class lI Directors – Terms Expiring at the 2023 Annual Meeting of Stockholders

Mary K. Bush IND
President of Bush International, LLC
Age: 72	Committee Membership: Audit (Chair & Financial Expert)
Director Since: January 2017	Public Company Boards: Discover Financial Services ManTech International Corporation T. Rowe Price Group, Inc.

Background

•	President of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business, economic and governance matters since 1991
•	Held several Presidential appointments, including the U.S. Government’s representative on the International Monetary Fund Board and Director of Sallie Mae Bank
•	Former head of the Federal Home Loan Bank System during the aftermath of the Savings and Loan crisis and was advisor to the Deputy Secretary of the U.S. Treasury Department
•	Earlier in her career, managed global banking and corporate finance relationships at New York money center banks including Citibank, N.A., Banker’s Trust Company, and JPMorgan Chase Bank, N.A
•	Appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession in 2007
•	Appointed by President George W. Bush as Chair of the congressionally-chartered HELP Commission on reforming foreign aid in 2006
•	Director of Briggs & Stratton, Inc. from 2004 to March 2009, of United Continental Holdings, Inc. from 2006 to 2010, of the Pioneer Family of Mutual Funds from 1997 to 2012 and of Marriott International, Inc. from 2008 to 2020
•	Member of Kennedy Center’s Community Advisory Board
•	Chairman of the Capital Partners for Education, a not-for-profit organization that mentors young people through high school and college

Director Qualifications:

Ms. Bush’s senior executive roles; extensive experience and knowledge in finance and accounting, particularly in areas of accounting principles, financial reporting rules and regulations and oversight of the financial reporting process at public companies; and wide-ranging experience with government and regulatory systems, provide important skills and qualifications to the Board, especially as Chair of the Audit Committee and with respect to risk management. Ms. Bush’s public company board experience provides governance expertise to the Board concerning current governance practices. In addition, Ms. Bush’s significant experience in global business and financial markets is extremely valuable to us as we look to expand our customer financing options in tandem with our global expansion.

2021 PROXY STATEMENT	25

Corporate Governance

Jeffrey Immelt IND
Former Chairman and CEO of General Electric Lead Independent Director
Age: 65	Committee Membership: Audit (Financial Expert)
Director Since: November 2019	Public Company Boards: Twilio Inc. Desktop Metal, Inc. Tuya Inc.

Background

•	Venture partner at NEA since January 2018
•	Former Chairman and CEO of General Electric (“GE”), a diversified industrial company, for 16 years from 2001 to 2017 where he revamped the company’s strategy, global footprint, workforce and culture
•	During his tenure, he led several innovative transformations that doubled industrial earnings, reshaped the portfolio, re-established market leadership, grew a strong share position in essential industries, and quadrupled emerging market revenue
•	Named one of the “World’s Best CEOs” three times by Barron’s
•	GE was named “America’s Most Admired Company” by Fortune magazine and one of “The World’s Most Respected Companies” in polls by Barron’s and the Financial Times during his tenure
•	Recipient of 15 honorary degrees and numerous awards for business leadership
•	Chaired the President’s Council on Jobs and Competitiveness under the Obama Administration
•	Member of The American Academy of Arts & Sciences

Director Qualifications:

Mr. Immelt brings to the Board more than 30 years of senior executive and boardroom experience, including nearly 20 years at the helm of GE, a world-leading, technologically innovative global enterprise where he helped reshape and modernize its global business and financing strategy. Mr. Immelt’s experience and insights in all aspects of running a multinational business, including in diverse areas such as operations, sales and marketing, human capital management, executive compensation, and product and service management and business models, will be invaluable as we endeavor to scale our business and expand our markets, both in the United States and globally. Given GE’s energy businesses, Mr. Immelt provides valuable expertise regarding the energy sector, the regulatory landscape and the competitive landscape.

26

Corporate Governance

Eddy Zervigon IND
CEO of Quantum Xchange
Age: 52	Committee Membership: Audit (Financial Expert)
Director Since: October 2007	Nominating/Governance (Chair)
Public Company Boards: Maxar Technologies Inc.

Background

•	CEO of Quantum Xchange, a cybersecurity company, since September 2020
•	Special Advisor at Riverside Management Group, a boutique merchant bank, since 2012
•	Previously, he was a Managing Director in the Principal Investments Group at Morgan Stanley & Co. LLC, a global financial services firm, from 1997 to 2012
•	Prior to joining Morgan Stanley, Mr. Zervigon was a Certified Public Accountant at Coopers & Lybrand (now PricewaterhouseCoopers LLP), a public accounting firm
•	Served as a director of DigitalGlobe, Inc., a builder and operator of satellites for digital imaging, where he served as a member of the audit and compensation committees from 2004 to 2017
•	Previously served as a board member of MMCinemas, Impsat Fiber Networks, Inc., TVN Entertainment Corporation and Stadium Capital Management, LLC

Director Qualifications:

Mr. Zervigon brings significant institutional knowledge regarding Bloom given his early involvement with us at our early growth stages through his position with Morgan Stanley and later as a director. Given Mr. Zervigon’s international financial and transactional experience as an investment banker, Mr. Zervigon has helped shepherd our transition from a private to a public company and provided valuable insights regarding growth strategies and business models. In addition, his accounting expertise as a CPA with PricewaterhouseCoopers LLP has provided critical experience, skills and qualifications to the Audit Committee. His public company board and governance experience contributes to his role as the Chair of the Nominating Committee.

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Corporate Governance

Director Skills and Experience

As we discuss above under “Director Tenure, Board Refreshment and Diversity” and below under “Information Regarding the Board and its Committees,” the Nominating Committee is responsible for assessing with the Board the appropriate skills, experiences and background that we seek in Board members in light of our business strategy and our current Board composition to provide effective oversight and represent the long-term interests of our stockholders. The Board will then determine whether a nominee’s background, experience and skills will advance the Board’s goal of creating and sustaining a board with broad and diverse experience and perspectives who can oversee our business. Listed below are the skills and experience we consider important for our directors to facilitate oversight of our business strategy.

Public Company Board Experience	Service on a public company board provides valuable and relevant governance experience, including an understanding of the legal and regulatory landscape in which public companies operate and the importance of the oversight responsibilities of the Board and its committees, and helps us maintain good corporate governance practices by providing insight into current U.S. public company board practices.
Senior Leadership	Experience serving in executive positions, including as CEO, provides members of the Board with a practical understanding of enterprise structure, operations and management, including in core areas such as human resources, financial planning, risk management and compliance and the know how to identify and develop leadership in the management team, execute operationally and drive change and growth.
Global Business/International	As we expand our reach globally, experience in entering and operating in new markets, including emerging markets, and the attendant business and cultural perspectives is critical to our success.
Financial/Accounting/ Capital Markets	Our capital structure and operations include the use of debt instruments and financing arrangements as well as project finance activities for our customer’s use of our Energy Servers and other project development. It is critical for the Board and the Audit Committee to have a sophisticated understanding of the capital markets, financing and funding operations relevant to Bloom, energy project finance structures, and accounting and financial reporting processes to advise on, and oversee, our project finance activities and other risk management.
Manufacturing/Operations	Because we develop and manufacture our Energy Servers, individuals with experience in manufacturing processes and operations, including supply chain management, are valuable additions to the Board.
Sales and Marketing	As we seek to continue to grow our bookings and acceptances year over year and bring our Energy Servers to additional states, countries and markets, experience in the strategy and mechanics of sales and marketing enables the Board to effectively oversee the expansion of our business and development of our brand.
Human Capital Management	We operate in a highly competitive employment market, and experience in attracting, motivating, developing and retaining qualified personnel and succession planning is particularly important to our future success. In addition, as a relatively new public company, experience in evolving compensation practices from private to public company status is critical to attracting and retaining personnel.

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Government/Public Policy/Regulatory	The energy industry is heavily regulated, and Board members who have experience working within a regulatory framework bring valued experience and perspectives and assist the Board with its oversight responsibilities regarding Bloom’s legal and regulatory compliance and its engagement with regulatory authorities. Being able to anticipate changes in the regulatory scheme will better enable us to execute our strategic plan effectively. As a relatively new technology, government expertise at the federal and state level and experience developing and implementing policy will help us work constructively with governments around the world, which is critical as we attempt to develop legislation and a regulatory framework to enable adoption of our technology both in the United States and in select international markets.
Energy	Individuals with energy industry experience are able to share with us their insight and experience with respect to strategic and operational matters related to a complex and constantly changing energy industry. This includes experience in both the retail and wholesale energy markets as we expand both in the United States and in select international markets. Knowledge of the competitive landscape and energy companies provides valuable perspective as we consider partnerships and alliances in our selling activities.
Business Development	We continue to focus on growing our business in new states, new countries and new product markets as identified in our growth levers. Our development of relationships with strategic domestic and international partners is critical to growing and financing our business and undertaking both new project and product development, and individuals with existing experience and relationships in business development give us valuable insight into the challenges and risks of such collaborations and partnerships and overcoming the same.
Emerging Technology/Business Model	As we have transitioned from a private company to a public company and developed and improved each generation of our Energy Server, and now enter a phase of product development for new product markets, experience with emerging technologies and companies early in their business life cycle has been, and continues to be, important for guiding our development.
Technology/Science	Knowledge and experience in product development, materials science, chemistry and hardware development is crucial for our continuing development and innovation with respect to our products and to the evolution of our strategy as set forth in our growth levers. As an innovator in the fuel cell industry, our success depends on developing and investing in the continued evolution of our Energy Server Platform and technology experience has become increasingly important as we expand our product development and product markets.
Independence	NYSE listing and governance standards require that a majority of the Board be comprised of independent directors. Our strong preference is to add directors to the Board who are independent and who will represent the interests of all stockholders.
Diversity	Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics, including cultures, age, gender and ethnic diversity. Four of our directors are gender and ethnically diverse.

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Corporate Governance

Our Board Structure

Our Governance Philosophy

Our governance practices are designed to support our mission to make clean, resilient, reliable and affordable energy, and to support our ability to capitalize on the market opportunity arising from the global transition to resilient and clean energy and distributed generation. Our governance practices are designed to optimize success based on the nature of our technology and the market environment we face.

Our Bloom Energy Server is an innovative, new technology in a rapidly evolving area of the energy and utility industries, distributed generation. It takes time to integrate a new technology in a highly regulated industry. The energy industry has very long technology development and market adoption cycle times, which necessitates long-term planning and execution of a consistent strategy. In addition, the energy industry has many divergent companies involved in the ecosystem, exacerbating the length of the business cycle and pace of change. In addition, as a relatively newly public company with a disruptive product in an evolving industry that is subject to political and policy changes, we tend to experience short-term swings in our stock price that are unrelated to and do not necessarily reflect our long-term prospects and value.

The Board, after careful deliberations and in view of these business environment considerations, put in place our current governance structure to enable the management team to act with deliberation and to focus on delivering long-term value to stockholders and protect minority investors from the interests of potentially short-sighted investors who may seek to act opportunistically and not in the best interests of Bloom or stockholders generally or other stakeholders.

The following table highlights some of the key elements of our governance structure and explains how we believe they align with the long-term interests of our stockholders. As we value input from our stockholders, and recognizing that some of our stockholders may hold different views, we look forward to engaging on this topic as part of our robust and proactive stockholder engagement program (see “Stockholder Engagement” on page 37 for more information).

Provision	What this refers to	How this aligns with stockholder interests
Dual class capital structure	Two classes of common stock, with Class A having 1 vote per share and Class B having 10 votes per share	Provides an environment for the first five years post-initial public offering (“IPO”), at which point the dual class sunsets automatically, in which our founder and CEO, Mr. Sridhar, can focus his and the management team’s attention on our long-term strategy and driving value for stockholders
Classified board	Directors serve three-year terms, with one-third of the Board (instead of the entire Board) elected at each annual meeting	Provides stability and continuity, permitting directors to develop and share institutional knowledge and focus on the long term. Encourages stockholders to engage directly with the Board and the management team regarding significant corporate transactions
Supermajority voting	Voting standard for most items is majority of votes cast, but two-thirds of the outstanding shares are needed to approve a limited number of items in our Restated Certificate of Incorporation	Protects against a small group of stockholders acting to amend our governing documents or to remove directors for reasons that may not be in the best interests of all stockholders
Plurality voting to elect directors	Directors are elected by a plurality of votes cast (instead of a majority of votes cast), meaning the nominees with the most votes are elected	Avoids potential disruption to the Board and management team as a result of a “failed election” in which a nominee does not achieve the votes necessary to be elected
Stockholders cannot call special meetings or act by written consent	Stockholders can propose business at each annual meeting (per our advance notice bylaws and Rule 14a-8), but cannot call a stockholder vote in between annual meetings	Protects against potential abuse by a limited number of stockholders who could act to further short-term special interests and avoids unnecessary diversion of Board and management time from executing on our long-term strategy

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Director Independence

Under NYSE listing standards, a director will qualify as an “independent director” only if, the director does not have a disqualifying relationship and, in the opinion of that listed company’s board of directors, that director does not have a material relationship with the listed company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

At least annually, the Nominating Committee receives a report on all commercial, consulting, legal, charitable or other business relationships that a director or the directors immediate family members have with Bloom and its subsidiaries. This report includes all ordinary course transactions with entities with which the directors are associated. In determining independence, the Nominating Committee considers transactions, if any, identified in the report discussed above that affect director independence, including any transactions in which the amounts reported may be above the threshold contained in the director independence requirements, and in which a director has a direct or indirect material interest. The Nominating Committee will make its assessment and discuss the report and its assessment with the full Board, which in turn makes its assessment.

In making its independence determination with respect to our non-employee directors other than General Powell, the Board considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director as well as the long tenure of certain of the directors. The Board determined that Mr. Doerr and Mr. Sandell’s independence from management had not been diminished by their years of service and beneficial stock ownership.

With respect to the members of the Compensation Committee and Audit Committee, the Board considered the heightened independence requirements under the NYSE listing standards. With respect to Mr. Doerr, the Board considered his role as a General Partner of Kleiner Perkins, a venture capital firm that held shares in Bloom during 2020. As of December 31, 2020, Kleiner Perkins no longer holds any shares of our Class A or Class B common stock. With respect to Mr. Sandell, the Board considered his role as Managing General Partner at NEA, a global venture capital firm that controlled approximately 7.9% of our Class A common stock and Class B common stock on a combined basis as of December 31, 2020, and approximately 28.9% of the voting power as of December 31, 2020. Please see the section entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” below for more information regarding the beneficial ownership of our common stock as of the Record Date and to the section entitled “Related Party Transactions” below for more information regarding the notes that were held by Kleiner Perkins and NEA during 2020. The Board also considered Mr. Immelt’s role as a venture partner at NEA. Unlike Mr. Sandell, Mr. Immelt does not have beneficial ownership of the securities held directly or indirectly by NEA, nor is he a member of NEA’s management. With respect to Messrs. Doerr and Sandell, the Board also considered the voting agreements by and between Mr. Sridhar, certain affiliates of Kleiner Perkins, and Mr. Sridhar and certain affiliates of NEA. The Board noted that as the voting agreements are revocable by the affiliates of NEA and Kleiner Perkins at any time without the consent of Mr. Sridhar and will terminate automatically upon the conversion of such stockholders’ Class B Common Stock into Class A Common Stock, that the independence of Mr. Doerr and Mr. Sandell was not impacted. Please see the section entitled “Voting Agreements” below for more information.

In addition, the Board considered that two of its members sit on the board of companies with which we do business and determined that these relationships were not significant enough to affect their independence.

Based on the information provided by each director concerning his or her background, employment and affiliations, and the report discussed above, the Board has determined that none of our non-employee directors has a material relationship with us, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that, with the exception of General Powell, each of our non-employee directors is “independent” as that term is defined under the listing standards of the NYSE and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Board also determined that all members of the Audit, Compensation and Nominating Committees are independent and also satisfy any committee specific independence requirements.

Mr. Sridhar is not independent due to his role as our CEO. General Powell is not independent under NYSE listing standards given the compensation he received from us in 2018 under a consulting agreement. We have a long-standing consulting relationship with General Powell under which he assists us with our selling and marketing efforts. Since 2019, the amount General Powell receives under the consulting agreement has not exceeded $119,000.

Board Leadership Structure

Our Corporate Governance Guidelines and the Bylaws do not require the separation of the offices of the Chairperson and the Chief Executive Officer. However, when the positions of Chairperson and the Chief Executive Officer are held by the same person, the independent directors will designate a lead independent director to a term of at least one year. We believe that the position of an empowered lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board chairperson role. The lead independent director has authority over Board governance and operations and presides over regular executive sessions held by non-employee directors.

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Corporate Governance

KR Sridhar, our Founder and CEO, is also the Chairman of the Board. The Nominating Committee annually reviews and considers whether the Board’s leadership structure remains appropriate for us and makes recommendations regarding it to the Board. The Nominating Committee recommended Mr. Sridhar continue to serve as Chairman of the Board. The Board has carefully considered this recommendation and whether to separate the roles of Chairman and CEO, and has concluded that we and our stockholders are currently best served by having Mr. Sridhar perform both roles. As a founder of Bloom and our CEO for over 20 years, Mr. Sridhar is the director most familiar with our business and Mr. Sridhar’s direct involvement in our operations enables him to communicate knowledgeably, timely and openly with the rest of the Board regarding short- and long-term objectives, identification of strategic priorities and execution of these strategies. This helps the Board focus on important strategic objectives, yet also understands the challenges we face on a day-to-day basis. Combining the roles of CEO and Chairman of the Board also provides a clear chain of command and single point of accountability to execute our strategy and a unified public face of Bloom in its interactions with suppliers, partners, customers, and others, all of which is particularly valuable to a relatively new public company such as Bloom.

Lead Independent Director

The lead independent director is elected annually by the independent directors of the Board. Mr. Immelt currently serves as our lead independent director, and the independent directors selected him to replace Mr. Doerr in May 2020. Mr. Immelt brings governance expertise and operational and leadership experience having served as Chairman and CEO of GE for over 20 years. In addition, we believe Mr. Immelt brings a fresh perspective as our lead independent director having joined the Board in November 2019.

As lead independent director, Mr. Immelt:

•	presides over executive sessions of the Independent Directors;
•	approves the agenda and meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	approves the information sent to the Board;
•	meets regularly with the Chairman;
•	serves as a liaison between the Chairman and the Independent Directors;
•	consults with the Chairman regarding information and approves information sent to the Board in connection with its meetings;
•	has the authority to call special meetings of the Board;
•	works with the Nominating Committee to guide the Board’s governance processes, including succession planning and the annual Board self–evaluation;
•	is available under appropriate circumstances for consultation and direct communication with major stockholders; and
•	performs such other functions and responsibilities as requested by the Board from time to time.

Information Regarding the Board and its Committees

The Board held ten meetings and acted two times by unanimous written consent during the fiscal year ended December 31, 2020. Additionally, from time to time between formal meetings, members of the Board may participate in update or status phone calls and briefings, which are not meetings of the Board and therefore not included in the total. Each director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she served during the portion of the last fiscal year for which he or she was a director or committee member. All members attended at least 90% of the aggregate number of Board and committee meetings.

It is our policy to encourage our directors to attend annual meetings of stockholders, and we expect that all directors will attend the 2021 Annual Meeting. In 2020, our meeting was held virtually due to heighted concerns around the COVID-19 pandemic. All of our directors attended our online virtual meeting in 2020.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Only independent directors serve on the Board committees.

The Board has adopted written charters for each of its committees, and copies of the charters are available on our website at www.bloomenergy.com in the Corporate Governance section of our Investors page. Each of the committee charters is reviewed annually by the respective committee, which may recommend appropriate changes for approval by the Board.

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Audit Committee		2020 Meetings: 9
Mary K. Bush (Chair) Members: Michael Boskin Jeffrey Immelt Eddy Zervigon	The Audit Committee has adopted a written charter approved by the Board that, among other things, specifies the scope of its rights and responsibilities and satisfies the applicable standards of the SEC and the NYSE.
Principal Responsibilities:
The duties of our Audit Committee include, among other things:
	•	selecting, appointing and setting the compensation of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
	•	reviewing the independence and performance of the independent registered public accounting firm;
	•	discussing the scope and results of the audit with the independent registered public accounting firm, and review and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements;
	•	establishing and overseeing procedures for employees to submit concerns anonymously about fraud or questionable accounting or audit matters;
	•	reviewing our policies on risk assessment and risk management;
	•	reviewing and monitoring our internal controls and internal audit functions;
	•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues;
	•	approving in advance all audit and permissible non-audit related services provided by the independent registered public accounting firm;
	•	establishing pre-approval policies and procedures for the engagement of the independent registered public accounting firm to render services to us; and
	•	reviewing related-party transactions and proposed waivers of our Global Code of Business Conduct and Ethics.
Key Highlights in 2020:
Early in 2020, the Audit Committee helped management navigate and remediate the restatement of certain financial statements. For more information, see the section entitled “Audit Matters – Restatement and Remediation of Material Weakness.” During 2020, the Audit Committee oversaw the improvement of our capital structure as we reduced our outstanding debt and lowered the overall interest rate that applies to our outstanding debt. The Audit Committee also played a key oversight role in our first year of compliance with Sarbanes-Oxley.
The Audit Committee conducted an assessment of potential risks in light of the COVID-19 pandemic, including our overall cash management. In addition, the Audit Committee advised management on the successful transition from PricewaterhouseCoopers LLC to Deloitte & Touche LLP in September 2021. The Audit Committee also oversaw the filing of our first conflict mineral’s report. The Audit Committee approved revisions to its charter as we transitioned from an emerging growth company to a large accelerated filer as part of its annual review of the charter.
Governance:
The Board has determined that each member of the Audit Committee meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE. Each member of the Audit Committee is financially literate as required by current NYSE listing standards. In addition, the Board has determined that each of Ms. Bush, Mr. Immelt and Mr. Zervigon is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

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Corporate Governance

Compensation and Organizational Development Committee	2020 Meetings: 4
Scott Sandell (Chair) Members: John T. Chambers L. John Doerr

The Compensation Committee has adopted a written charter approved by the Board that, among other things, specifies the scope of its rights and responsibilities relating to the compensation of our executive officers and evaluation of the performance of our senior leadership team.

Principal Responsibilities:

The duties of our Compensation Committee include, among other things:

•   reviewing the overall compensation strategy and philosophy, and whether this establishes appropriate incentives for management and employees;

•   evaluating the performance of our executive officers, including our CEO;

•   determining or making recommendations to the Board regarding the compensation of our CEO;

•   administering our stock and equity incentive plans;

•   reviewing with management and overseeing the assessment of our major compensation-related risk exposures;

•   making recommendations to the Board regarding incentive compensation and equity plans;

•   overseeing succession planning; and

•   reviewing general policies relating to compensation and benefits of our employees, including our clawback policy.

Key Highlights in 2020:

During 2020, the Compensation Committee focused on transitioning executive pay to align with a more pay-for-performance philosophy, as the Compensation Committee awarded more performance-based equity to our executive officers, and updated the executive compensation peer group. The Compensation Committee worked with the Nominating Committee to formally adopt a Stock Ownership Policy applicable to certain members of senior management and the non-employee directors. The Compensation Committee also reviewed succession planning of our senior management team.

The Compensation Committee reviewed the impact of COVID-19 on our employee population as well as workplace and safety issues related to the pandemic. In addition, the Compensation Committee oversaw the implementation of a broad-based equity and U.S. benefits strategy. The Compensation Committee also reviewed company-wide diversity statistics as part of our focus on an overall diversity and inclusion strategy. The Compensation Committee approved revisions to its charter as we transitioned from an emerging growth company to a large accelerated filer as part of its annual review of the charter.

Governance:

All members of the Compensation Committee are independent under the listing standards of the NYSE. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of Bloom. No member of the Compensation Committee had any relationship with Bloom during 2020 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

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Nominating, Governance and Public Policy Committee	2020 Meetings: 4
Eddy Zervigon (Chair) Members: Michael Boskin Scott Sandell

The Nominating Committee has adopted a written charter approved by the Board that, among other things, specifies the scope of its rights and responsibilities relating to our corporate governance policies and practices applicable.

Principal Responsibilities:

The duties of our Nominating Committee include, among other things:

•   making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees;

•   identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors;

•   reviewing developments in corporate governance practices;

•   evaluating the adequacy of our corporate governance practices and reporting;

•   overseeing our stockholder engagement program;

•   reviewing the form and amount of director compensation;

•   assessing the appropriateness of our stock ownership guidelines;

•   developing and making recommendations to the Board regarding corporate governance guidelines and policies;

•   monitoring, evaluating and providing guidance on sustainability issues, social and political trends, legislative proposals and regulatory developments, both domestic and international, which would affect our business;

•   reviewing, assessing and providing guidance to management and the Board on significant domestic and international legislation, regulation and trade, energy and environmental policy; and

•   developing general guidelines for political and charitable contributions made by us lobbying activities undertaken by us and annually reviewing and making recommendations to the Board regarding the political and charitable contributions made and lobbying activities undertaken.

Key Highlights in 2020:

During 2020, the Nominating Committee focused on improving our corporate governance structure, including working with the Compensation Committee to adopt a Stock Ownership Policy applicable to certain members of senior management and the non-employee directors. The Nominating Committee also oversaw the annual director evaluation process and updated the criteria for Board nominees. In addition, the Nominating Committee provided guidance in the preparation of our first Sustainability Report as we created a new oversight structure throughout Bloom for ESG-related matters. The Nominating Committee is now responsible for ESG oversight.

The Nominating Committee assessed and made recommendations to the Board on COVID-19-related matters and their potential effects on corporate governance. The Nominating Committee approved revisions to its charter and the Corporate Governance Guidelines as we transitioned from an emerging growth company to a large accelerated filer as part of its annual review of these documents.

Governance:

All members of the Nominating Committee are independent under the listing standards of the NYSE.

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Corporate Governance

Board’s Role and Responsibilities

The Board’s Role in Risk Oversight

The Board is responsible for overseeing our risk management and believes that evaluating our risk management practices and providing a thorough and strategic approach to risk oversight is critical. The Board exercises this oversight responsibility directly and through its committees. Any risk oversight that is not allocated to a committee remains with the Board. The charters of the committees define the areas of risk for which each committee is responsible. The oversight responsibility of the Board and its committees is informed by regular reports from our management team, including senior personnel who lead a variety of functions across the business, as well as input from external advisors, as appropriate. These reports are designed to provide timely visibility to the Board and its committees about the identification and assessment of key risks, our risk mitigation strategies and ongoing developments.

The full Board has primary responsibility for evaluating strategic and operational risk management. The Audit Committee is responsible for overseeing our major financial and legal risk exposures, which span a variety of areas including litigation, legal and regulatory compliance, financial reporting and controls, credit and liquidity, capital allocation, IT, tax, conflicts of interest and related party transactions, cybersecurity, and international operations. The Audit Committee also oversees the steps our management has taken to address failures in compliance with established risk management policies and procedures, and to monitor and control these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. The Compensation Committee evaluates risks arising from compensation policies and practices so they do not incentivize excessive risk taking, as well as risks related to human capital management such as workplace safety, recruiting, retention, attrition and succession planning. The Nominating Committee evaluates risks arising from our corporate governance practices, leadership structure of the Board, compensation of the Board, state and federal regulatory and legislative matters, stockholder activism and ESG-related matters. Each of our committees provides reports to the full Board on their oversight activities and elevates review of risk issues to the Board as appropriate.

Throughout 2020, the Board and its committees reviewed risks pertaining to the COVID-19 pandemic and received frequent updates on its impact to our employees, operations, working capital, partners and customers. In addition, the Board reviewed with management the various measures being taken to protect health and safety of our employees as well as steps being taken to ensure the continuity of our business as an essential business for our customers and the community.

BOARD OF DIRECTORS Has the primary responsibility for evaluating strategic and operational risk management

AUDIT COMMITTEE

Financial statements and internal
controls and reporting

Compliance, regulatory and litigation

Credit and liquidity and capital
allocations

Ethics, related parties and conflicts of
interest

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE Compensation Succession planning Human capital management	NOMINATING, GOVERNANCE AND PUBLIC POLICY COMMITTEE Governance Environmental and sustainability Public policy Social responsibility

MANAGEMENT
Members of our senior management team are responsible for implementation of our day-to-day risk management processes. This includes identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification and the appropriate manner in which to manage the risk. Management informs the oversight responsibility of the Board and committees through regular reports

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Stockholder Engagement

We believe actively engaging with, and understanding the concerns and views of our stockholders, is an important factor in developing sound corporate practices that support our business. Members of our management team annually participate in a stockholder outreach and engagement program. We hold regular quarterly earnings conference calls open to all investors, which include a question and answer session. These calls are announced to the public in advance, and we provide an opportunity for investors to participate via audio or webcast. A recording of the earnings call webcast and Q&A is available for 30 days following the call. We also participate in investor conferences on a periodic basis, and hold an annual Investor Day that showcases the broader management team. Additionally, we would host interested investors and potential investors at our headquarters and manufacturing facilities for meetings with members of executive management.

How we engaged with investors
•	During 2020, the vast majority of our investor engagements were conducted virtually due to the COVID-19 pandemic. Throughout the year, we participated in numerous investor conferences and non-deal roadshows in which we met virtually with investors across the United States and Europe. We also hosted numerous virtual meetings with current and prospective investors for individual discussions with management.
•	We hosted our first annual Investor Day and launched a series of webinars focused on educating investors about our approach to opportunities in the various markets that we address. The first two of these webinars focused on the Marine and Hydrogen markets.
What we discussed with our investors and how we responded
•	During our discussions in 2020 with current and prospective investors, we discussed matters including our executive management succession plan, executive compensation program and equity compensation strategy.
•	Among other things, the investment community asked us to simplify our disclosure surrounding our quarterly earnings releases. We responded by moving to a single earnings release without the letter to stockholders. We also updated our operating metrics in an effort to simplify our financial reporting.
•	We also discussed with investors, our future strategic plans, including the Bloom 7.5, hydrogen Energy Servers and carbon capture. We responded by hosting our first annual Investor Day and providing webinars on educating investors more about Bloom.
•	Our investors have expressed enthusiasm for more information regarding the ways in which our Energy Servers, and Bloom more broadly, work to promote sustainability. We have provided technical notes on certain environmental topics on our website and plan to post our initial Sustainability Report in April 2021.

Our investor relations website at http://investor.bloomenergy.com contains links to announcements regarding our earnings release conference calls and other investor resources, and our external communications team, in cooperation with our investor relations team, posts information of interest to our investors on social media sites such as LinkedIn (https://www.linkedin.com/company/bloom-energy/) and Twitter (@Bloom_Energy).

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Corporate Governance

Board Processes and Policies

Corporate Governance Guidelines; Materials Available on Our Website

The Board has adopted Corporate Governance Guidelines that provide the framework for our corporate governance, along with our Restated Certificate of Incorporation, the Bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, Board membership criteria and Board committee composition.

The Corporate Governance Guidelines and the other corporate governance documents listed below are available in the Investor Relations section of our website at http://investor.bloomenergy.com by clicking on the “Corporate Governance/ Governance Documents” link thereunder.

•	Restated Certificate of Incorporation
•	Amended and Restated Bylaws
•	Corporate Governance Guidelines
•	Global Code of Business Conduct and Ethics
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating Committee Charter

Global Code of Business Conduct and Ethics

The Board has adopted a Global Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our employees, officers, directors and contractors. We require all employees to read and agree to adhere to the Code of Conduct. We provide mandatory web-based training with respect to the Code of Conduct and provide additional web-based training on specific aspects of the Code of Conduct from time to time. The Audit Committee, on behalf of the Board, oversees compliance with the Code of Conduct, including the consideration of actual and potential conflicts of interest, the review and approval of related party transactions and the review and approval of procedures for handling complaints regarding accounting or auditing matters.

We have established several different reporting channels employees may use to seek guidance or submit reports concerning compliance and ethics matters, including those related to accounting, internal controls and auditing matters. These reporting channels include our Ethics Helpline which may be accessed 24 hours a day either over the phone or by way of a secure internet site and provides a vehicle for those subject to our Code of Conduct to submit to us or to the Audit Committee confidential, anonymous reports regarding, among other matters, fraud or questionable accounting or auditing matters. The Audit Committee receives a regular report from executive management that summarizes the number and types of issues submitted to us through our Ethics Helpline and management’s responses with respect thereto.

Our Code of Conduct is available on our website at http://investor.bloomenergy.com under the “Corporate Governance” tab. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code Conduct by posting such information on our website at the address specified above within four days of any such amendment or waiver.

38

Corporate Governance

Board and Committee Evaluations

The Board and its principal committees perform an annual self-assessment to (i) foster a culture of accountability for performance and continuous improvement and (ii) identify forward-looking needs for skills and experience of Board members so that the Board is able to meet its strategic objectives. The annual evaluation process provides the Board with valuable insight regarding areas where the Board believes it functions effectively, and where it can improve. The Chairman of the Nominating Committee together with the lead independent director lead the Board’s self–assessment process. In order for a robust process, the Board engages an independent third party to facilitate its annual self-evaluation. Topics reviewed during the 2020 evaluation process included Board composition (skills, experience, diversity), information regularly provided to the Board (pre-reading materials, director orientation materials), agendas and meetings (quantity and quality of information presented), Board dynamics and relationship with management, Board processes (how the Board engages on strategy, risk oversight, CEO succession and evaluation), committee effectiveness in meeting responsibilities outlined in the committee charters, and individual director performance (strengths, contributions, opportunities for improvement).

The Board and committee evaluation process for 2020 was conducted as follows:

1. Feedback from Directors
Independent outside counsel was engaged to speak with each of our directors regarding a list of topics of importance to the Board and its committees. Topics included Board composition; agendas and meetings; Board information; Board dynamics; Board processes; Committee effectiveness; and individual performance.

2. Meeting with Lead Independent Director and Chairman/CEO
Results of the conversations with individual directors were shared with our lead independent director and our Chairman/CEO and follow-up action items were discussed.

3. Presentation Developed for Board and Committee Discussion
A presentation summarizing the results of the evaluation was then developed to facilitate Board and committee discussions.

4. Board and Committee Discussions Held
The Board and each committee then discussed the evaluation results and agreed upon action items and a timeline for implementation of any recommended changes to the Board, its membership, its processes and the operations of its committees.

5. Outcome of the Evaluation
Based on feedback received from the directors in 2020, the Board continued to evolve its meeting agendas and process. In addition, input received regarding Board composition has informed future Board refreshment.

2021 PROXY STATEMENT	39

Corporate Governance

Meetings of non-Management Independent Directors

Non-employee, independent directors meet in executive session without any members of our management present at almost every regularly scheduled Board meeting. The lead independent director chairs each of these executive sessions. These executive sessions promote an open discussion of matters in a manner that is independent of the Chairman and CEO.

Director Orientation

We provide an orientation process for new directors that includes background material, meetings with senior management, and visits to our facilities. This process may include presentations by senior management to familiarize new directors with our strategic plans, our significant accounting, financial and risk management issues, our compliance program and our Code of Conduct.

Director Education

The Board encourages all directors to stay abreast of developing trends for directors from the variety of sources available. The Nominating Committee has established a policy regarding reimbursement of directors for reasonable costs associated with the directors’ participation in continuing education programs related to their service as directors. Director education is also integrated into the Board and committee meeting calendars. Members of management and subject matter experts participate in director education sessions, which provide an opportunity for our directors to stay current with respect to our business, emerging corporate governance topics, or other issues pertaining to their service on the Board.

Stockholder Communications with Our Board of Directors

Stockholders and other interested parties may communicate with the Board, the lead independent director, the independent directors as a group or individual directors by sending a communication to:

Bloom Energy Corporation
Office of the Corporate Secretary
4353 North First Street, 4th Floor
San Jose, California 95134

Each communication should specify the intended recipient(s). The Office of the Corporate Secretary will initially process the communications and forward appropriate material to applicable members of the Board.

Stock Ownership Policy

The Board believes it is important to link the interests of our directors and management to those of our stockholders. Accordingly, the Board has adopted a Stock Ownership Policy for our non-employee directors and executive officers who are designated as reporting officers under Section 16 or report directly to our CEO. For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis – Additional Information – Stock Ownership Policy.”

Related-Party Transactions

The Board has adopted a written related-party transactions policy which, along with the charter of the Audit Committee, requires that any transaction with a related party that must be reported under the applicable SEC rules must be reviewed and approved or ratified by the Audit Committee, unless the related party is, or is associated with, a member of the Audit Committee, in which event the transaction must be reviewed and approved by the Nominating Committee.

Our related-party transactions policy applies to transactions, arrangements or relationships in which we are a participant, in which the amount involved exceeds $120,000, and in which a related party has or will have a direct or indirect material interest. A related party would include: (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of a director, nominee for director or executive officer, and (iii) any person, and his or her immediate family members, or entity that is known by us to be a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

In determining whether to approve or reject a related-party transaction, the Audit Committee considers the relevant and available facts, including the impact on a director’s independence if the related party is a director, immediate family member of a director or an entity with which a director is affiliated, the terms of the transaction and any other relevant information and considerations. The Audit Committee will approve only those transactions with related parties that, in light of known circumstances, are in or are not inconsistent with, the best interest of Bloom and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion. The Audit Committee may impose such conditions as it deems appropriate on Bloom or the related party in connection with the approval of the proposed transaction.

40

Corporate Governance

Related-Party Transactions

As of December 31, 2020, none of our debt was still held by investors considered to be related parties.

Mr. Doerr currently serves as a board member of Bloom. Mr. Doerr also serves as the General Partner of Kleiner Perkins and is a Managing Member in Foris Ventures, LLC. Until September 2020, Kleiner Perkins was also considered a greater than 5% beneficial owner of our Class A common stock and Class B common stock on a combined basis. During 2020, Kleiner Perkins and Foris Ventures both held convertible notes of Bloom that have since been retired, as described below.

Mr. Sandell currently serves as a board member of Bloom. Mr. Sandell also serves as the Managing General Partner of NEA. NEA is considered a greater than 5% beneficial owner of our Class A common stock and Class B common stock on a combined basis. During 2020, NEA held convertible notes of Bloom that have since been retired, as described below.

On March 31, 2020, we entered into an Amendment Support Agreement (the “Amendment Support Agreement”) with the beneficial owners of our outstanding 6% Convertible Notes (the “6% Convertible Notes”) due December 1, 2020 pursuant to which the maturity date of the outstanding 6% Convertible Notes was extended to December 1, 2021, the interest rate increased from 6% to 10%, and the strike price on the conversion feature was reduced to $8.00 per share from $11.25. The Amendment Support Agreement required that we repay at least $70.0 million of these 10% Convertible Promissory Notes due December 2021 (the “10% Convertible Notes”) on or before September 1, 2020, which we satisfied through a cash payment of $70.0 million on May 1, 2020. Kleiner Perkins and NEA both held 6% Convertible Notes for $6.9 million and $13.9 million, respectively.

On March 31, 2020, we issued an additional $30.0 million of new 10% Convertible Notes to Foris Ventures, LLC (principal: $10 million) and NEA (principal: $20 million). In August 2020, NEA, Foris Ventures, LLC, and Kleiner Perkins converted their 10% Convertible Notes of $33.9 million, $10.0 million and $6.9 million, into 4.2 million, 1.25 million and 0.9 million shares of Class B common stock, respectively.

In May 2020, a 7.5% term loan noteholder ceased to be considered a related party, as Mr. Teti ceased to be a member of the Board in May 2020. We repaid $2.1 million and $2.2 million of the non-recourse 7.5% term loan principal balance in the years ended December 31, 2020 and 2019, respectively, and we paid $0.7 million and $3.0 million of interest in the years ended December 31, 2020 and 2019, respectively.

During 2020, Canada Pension Plan Investment Board (“CPPIB”) was considered a stockholder of Bloom that beneficially owned greater than 5% of our Class A common stock and Class B common stock on a combined basis. At the start of 2020, CPPIB held $239.9 million of 6% Convertible Notes that became the 10% Convertible Notes in March 2020. During 2020, CPPIB converted all their 10% Convertible Notes into (i) approximately 21.2 million shares of Class B common stock that were subsequently converted into our Class A common stock and sold and (ii) received $70 million in cash.

Director Compensation

Non-Employee Director Compensation Program

Our directors play a critical role in guiding our strategic direction and overseeing the management of Bloom, which requires considerable time commitments and responsibilities. The Board believes it is in our best interest and in the best interests of our stockholders to adopt a compensation program for directors who are not employees or directors of Bloom designated to serve on the Board by investors pursuant to contractual rights (our “Qualifying Directors”). All of our directors, other than our CEO and Chairman, are Qualifying Directors. Mr. Teti who did not stand for re-election in May 2020 was also not considered a Qualifying Director.

Role of Compensation Consultant

The Compensation Committee has retained the services of Compensia, Inc. (“Compensia”), an independent compensation consultant, to assist the Compensation Committee in evaluating and refining our Board of Directors’ compensation program. Compensia provided advice regarding, among other things, peer group composition, a competitive market analysis and equity strategy. Compensia also provides advice on our executive compensation program. The Compensation Committee has assessed the independence of Compensia pursuant to NYSE rules and we have concluded that the work performed by Compensia for the Compensation Committee did not raise any conflicts of interest.

2021 PROXY STATEMENT	41

Corporate Governance

Annual Cash Compensation

The following is a summary of the cash compensation that we provide to our Qualifying Directors on an annual basis. Such cash compensation is paid in quarterly installments. In addition, all of our directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings, including reasonable expenses for travel, meals and lodging.

General Board Service
Board service	$60,000
Lead independent director	20,000
Committee Service
Audit Committee
Chair*	30,000
Member	15,000
Compensation and Organizational Development Committee
Chair	20,000
Member	10,000
Nominating, Governance and Public Policy Committee
Chair	15,000
Member	5,000

*	Ms. Bush receives $40,000 for her service as the Chair of the Audit Committee. This amount was established before we adopted our non-employee director compensation policy, and the Board determined that her compensation as Audit Committee Chair should remain at the previously established amount for as long as she serves in that capacity or until the Board determines otherwise.

The Board last reviewed director compensation in May 2019. At that time, upon the recommendation of Compensia, the Board reviewed the cash compensation that we paid to our Qualifying Directors and determined that no changes were advisable to the cash compensation program.

Equity Compensation

In May 2019, following a review of market data and on the recommendation of Compensia, our compensation consultant, the Compensation Committee recommended and the Board of Directors approved a change to the equity compensation program for its Qualifying Directors, determining that our Qualifying Directors would receive an annual grant of RSUs with a fair market value of $170,000 as of the date of grant (the “Annual Award”). The Annual Award would vest on the date of the next annual meeting of stockholders. Qualifying Directors who were appointed to the Board after the date of an annual meeting of stockholders would be entitled to receive a pro-rated grant of RSUs based on their start date as a director. There were no changes to the value of the Annual Award in 2020.

On May 12, 2020, each Qualifying Director who had been serving on the Board as of May 12, 2020, the date of the 2020 Annual Meeting of Stockholders and who continued to serve on the Board following the 2020 Annual Meeting was granted 19,813 RSUs, which will vest as to 100% of the shares on the date of the 2021 Annual Meeting, subject to the Qualifying Director’s continued service on the Board as of that date.

Non-Employee Director Deferred Compensation Plan

In November 2019, the Board of Directors adopted a deferred compensation plan, which allows our non-employee directors to defer all or a portion of their Board compensation, including cash retainer fees and RSU grants, for distribution at a later date. All deferred compensation is paid in deferred RSUs that settle on the terms and conditions elected by the non-employee director.

Ms. Bush and Mr. Zervigon both elected to defer the vesting of their RSU awards granted in 2020 that are expected to vest on the date of the 2021 Annual Meeting, such that each award will vest on the January 1st after his or her service on the Board terminates for any reason other than death. Mr. Sandell also elected to defer the vesting of his RSU award granted in 2020 that is expected to vest on the date of the 2021 Annual Meeting, such that the award will vest on the January 1st after the year in which the award is scheduled to vest.

42

Corporate Governance

2020 Director Compensation

The following table provides information for all compensation awarded to or earned by our Qualifying Directors for the year ending December 31, 2020. Neither Mr. Teti nor Mr. Sridhar is a Qualifying Director and neither received compensation for his service as a director in 2020. Mr. Teti did not stand for re-election at the 2020 Annual Meeting of Stockholders and resigned as director as of May 12, 2020. Please see the 2020 Summary Compensation Table for information regarding Mr. Sridhar’s 2020 compensation as our CEO.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael Boskin	80,000	169,995	—	249,995
Mary K. Bush	100,000	169,995	—	269,995
John T. Chambers	70,000	169,995	—	239,995
L. John Doerr	77,253	169,995	—	247,248
Jeffrey Immelt	87,747	169,995	—	257,742
Colin L. Powell(2)	75,000	169,995	119,000	363,995
Scott Sandell(3)	85,000	169,995	—	254,995
Eddy Zervigon	90,000	169,995	—	259,995
(1)	The amounts reported represent the aggregate grant date fair value of RSUs granted to each of our qualifying directors as computed in accordance with ASC 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in our Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
As of December 31, 2020, the following non-employee directors who served on the Board during 2020 had the following outstanding equity awards: Dr. Boskin, 19,813 RSUs; Ms. Bush, 19,813 RSUs and 50,000 stock options; Mr. Chambers, 24,257 RSUs; Mr. Doerr, 19,813 RSUs; Mr. Immelt, 19,813 RSUs; General Powell, 19,813 RSUs and 83,333 stock options; Mr. Sandell, 27,752 RSUs; and Mr. Zervigon, 19,813 RSUs.
(2)	For the year ended December 31, 2020, General Colin Powell received $119,000 of compensation pursuant to a consulting agreement with Bloom. General Powell also received $10,000 as an advisor to the Compensation Committee and $5,000 as an advisor to the Nominating Committee.
(3)	Mr. Sandell elected to defer 100% of his cash compensation in 2020 in order to receive a distribution of deferred stock units on or about January 1, 2021.

2021 PROXY STATEMENT	43

Information about Our Executive Officers

There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she is or was to be selected as an officer. There are no family relationships between any of our executive officers or directors.

Information about our executive officers as of the Record Date is set forth below:

KR Sridhar Founder, Chairman, and Chief Executive Officer	Age: 60

Background

Please see page 24 of this Proxy Statement for Mr. Sridhar’s biography.

Gregory Cameron Executive Vice President and Chief Financial Officer	Age: 52

Background

Gregory Cameron has served as our Executive Vice President and Chief Financial Officer since April 2020. Prior to joining Bloom, Mr. Cameron was an officer at General Electric, a diversified industrial company. Over his 26-year career there, Mr. Cameron had a strong history of driving change, fostering positive transitions, and conquering challenges through sound fiscal and business direction. Mr. Cameron served as President and Chief Executive Officer, Global Operations-GE Company from 2018 through 2019 and as President and Chief Executive Officer, Global Legacy Solutions-GE Capital from 2016 through 2018. Prior to 2016, he served in various senior roles with General Electric, including as Chief Financial Officer, Americas-GE Capital from 2009 through 2016. Mr. Cameron holds a bachelor’s degree in Economics from St. Lawrence University.

Swaminathan (Venkat) Venkataraman Executive Vice President of Engineering and Chief Technology Officer	Age: 60

Background

Venkat Venkataraman has served as our Executive Vice President of Engineering and Chief Technology Officer since December 2003. He has authored or co-authored several patents in the areas of solid oxide fuel cell technology, fuel processing and heat integration and control systems. His recent focus is on decarbonization using carbon capture and low cost electrolyzers for hydrogen production. Prior to joining Bloom, Mr. Venkataraman was a Principal Technologist at Aspen Technology, Inc., a provider of supply chain management software and professional services, from 1987 to 2003, where he led the commercial development of high end design, simulation and optimization software for the chemical and petrochemical industries. Mr. Venkataraman holds a bachelor’s degree in Chemical Engineering from the National Institute of Technology, Tiruchirappalli and a Ph.D. in Chemical Engineering from Clarkson University.

44

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Susan Brennan Executive Vice President, Chief Operations Officer	Age: 58

Background

Susan Brennan has served as our Executive Vice President, Chief Operations Officer since November 2013. Prior to joining Bloom, Ms. Brennan served as Vice President of Manufacturing – Smyrna and Decherd at Nissan North America, Inc., an automobile company, from October 2008 to November 2013. She also previously served as Director of Global Manufacturing at Ford Motor Company, an automobile company, and in other corporate and manufacturing management roles at Ford Motor Company, Visteon Corporation, a global automotive electronics supplier, and Douglas & Lomason Company, an automotive parts supplier. Ms. Brennan has served as a board member with Senior PLC since January 2016 and Romeo Power, Inc. since December 2020. Ms. Brennan holds a bachelor’s degree in Microbiology from the University of Illinois, Urbana-Champaign and an M.B.A. from the University of Nebraska, Omaha.

Shawn M. Soderberg Executive Vice President, General Counsel and Secretary	Age: 60

Background

Shawn M. Soderberg has served as our Executive Vice President, General Counsel and Secretary since January 2016. Prior to joining Bloom, Ms. Soderberg was the Executive Vice President, General Counsel and Secretary of Bio-Rad Laboratories, a global medical technology provider for the life science and clinical diagnostics industries from 2013 to 2016. Prior to that, Ms. Soderberg was the Senior Vice President, General Counsel and Secretary of Aricent Group, a global design and software engineering services and product company, from 2006 to 2013; Managing Director and General Counsel of H&Q Asia Pacific, a private equity firm, from 2000 to 2006; Vice President, General Counsel and Secretary of Oak Technology, a semiconductor and embedded solutions provider for the optical storage and the digital home entertainment market, from 1996 to 2000; and General Counsel of Microtec Research, Inc., a software provider for embedded systems, from 1994 to 1996. Ms. Soderberg holds a bachelor’s degree in Accounting from the University of Santa Clara, a J.D. from Seattle University School of Law and an LL.M. in Taxation from New York University.

Chris White Former Executive Vice President, Global Sales	Age: 58

Background

Chris White served as Executive Vice President and Chief Sales Officer from June 2019 to March 2021. Mr. White has more than 25 years of experience managing industries and market transformations. Prior to joining Bloom, Mr. White served as CEO of the Americas at Signify (formerly Philips Lighting), a leader in connected LED lighting systems. Before joining Signify, Chris held several transformational executive roles including a 20-year tenure at Cisco Systems, multinational technology company. As Global Senior Vice President of Internet of Things (IoT) Sales, Strategy and Go-to-Market, he spearheaded Cisco’s market leadership and grew a $1 billion business in three years. He previously grew Cisco’s Sports and Entertainment group from a $20 million start-up to a $500 million business in less than five years. Mr. White holds a bachelor’s degree in Business (with Honors) from Kingston College at the University of London. Mr. White also serves on the Advisory Boards for Ingram Micro, Big Data Partners and the Paul Merage School of Business at the University of California, Irvine.

As of March 5, 2021, Mr. White no longer serves as our Executive Vice President, Global Sales.

2021 PROXY STATEMENT	45

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Additional Key Executives

We have a diverse senior management team that brings proven track records of success in business, operating skill and excellence in leadership. As we continue to grow our business, we recognize that diverse leadership translates to a variety of experiences, viewpoints and, ultimately, more informed decisions. We believe the various skill sets and experiences of our senior management team will be invaluable as we endeavor to scale our business and expand our markets, both in the United States and globally. The following individuals, in addition to the executive officers discussed above, complete our senior management team:

Glen Griffiths has served as Executive Vice President, Services, Quality, Reliability and EH&S since December 2014. Prior to joining Bloom, Mr. Griffiths served as the Chief Quality Officer of Hewlett Packard (“HP”), a global technology company, where he led HP’s Customer Experience and Quality Office. Mr. Griffiths developed and implemented a strategy that revitalized HP’s focus on customers and engaged HP employees to transform product and service quality across the entire company.

Carl Guardino has served as Executive Vice President, Government Affairs and Policy since August 2020. Prior to joining Bloom, Mr. Guardino was the longtime President and CEO of the Silicon Valley Leadership Group, a prominent public policy trade association that represents more than 350 of Silicon Valley’s most respected companies. Mr. Guardino has championed public policy at the local, state, and federal level for more than three decades.

Azeez Mohammed has served as Executive Vice President, International Business Development since November 2020. During a 21-year career at GE, Azeez served as a corporate officer and CEO and President of GE’s Power Conversion, Power Services and Energy Services business units, while conducting business across the Americas, Europe and the Middle East. In his last role at GE, he led a multi-billion dollar global electrification business with more than 8,000 employees and operations across 110 countries.

Sharelynn Moore has served as Executive Vice President and Chief Marketing Officer since August 2020. Prior to joining Bloom, Ms. Moore served as Senior Vice President of Networked Solutions at Itron, a leader in the Industrial Internet of Things (“IIoT”), where she had responsibility for Itron’s largest business segment, as well as Itron’s IIoT technology and smart city strategy. During an 18-year career at Itron, Ms. Moore held leadership roles with increasing levels of responsibility across marketing, communications, public affairs and product management functions.

Sonja Wilkerson has served as Executive Vice President and Chief People Officer since January 2019. Ms. Wilkerson has more than 30 years of Human Resources leadership experience and most recently served as Senior Vice President of Human Resources at Infinera Corporation, an optical networking company, where she successfully developed talent strategies to drive organizational effectiveness through the integration of people, technologies, processes and cultures. Prior to joining Infinera, Ms. Wilkerson worked at HP as VP of Human Resources.

46

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers, including our executive compensation policies and practices, how and why the Compensation Committee arrived at the compensation decisions for our named executive officers, and the key factors the Compensation Committee considered in making those decisions.

Our named executive officers for 2020 were:

•	KR Sridhar, Founder, CEO and Chairman

•	Gregory Cameron, Executive Vice President and CFO

•	Swaminathan Venkataraman, Executive Vice President of Engineering and Chief Technology Officer

•	Susan Brennan, Executive Vice President and Chief Operating Officer

•	Shawn M. Soderberg, Executive Vice President, General Counsel and Secretary

•	Randy Furr, Former Chief Financial Officer

2020 Management Changes. Mr. Furr resigned as CFO from Bloom effective as of March 31, 2020 and was replaced by Mr. Cameron effective as of April 1, 2020.

Executive Summary

2020 Business Highlights

2020 was a year unlike any other in modern history as we dealt with the dual challenges of the COVID-19 global pandemic and an uncertain economy. Against this backdrop, 2020 was a pivotal year for Bloom during which our management team and employees executed our business plan and delivered strong financial performance, solid operating results and a significantly improved balance sheet. Notably, our share price increased from a closing price of $7.47 on December 31, 2019 to $28.66 as of the close on December 31, 2020. We believe we are well-positioned for growth as we implement our technology road map and build applications for the Bloom Energy Server that address critical energy issues like resiliency, reducing carbon emissions and costs.

For a more detailed description of Bloom and other financial and business highlights, please see the section above entitled “Who We Are”.

2020 Compensation Highlights

Our 2020 compensation plans and payouts for our named executive officers reflect our overarching philosophy of pay-for-performance. Highlights of our compensation program include:

•	Emphasis on Performance-Based Incentives: A majority of the target compensation opportunity provided to our named executive officers is awarded in the form of cash incentives and equity awards for which the realized value varies based on the achievement of certain operating and financial metrics.

•	Challenging Performance Objectives: The Compensation Committee sets rigorous goals for our annual bonus plan that will be achieved only if we perform at a high level. Based on our performance in 2020, our named executive officers each earned a bonus of between 130% and 137% of their targets for the year.

•	Performance-Based Approach to Long-Term Incentives: PSUs represent 50% of the target long-term incentive value granted to our CEO and 30% of the target value granted to our other named executive officers. The remaining long-term incentive value was granted in the form of time-based vesting RSUs (excluding Mr. Cameron, who was granted stock options as part of his new hire awards). No PSUs granted in 2020 would be earned if our revenue and adjusted EBITDA performance fell below our targets for the year. Based on our strong results in 2020, our named executive officers (excluding Mr. Cameron) earned 147% of the target number of shares granted in 2020.

2021 PROXY STATEMENT	47

EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Our mission is to make clean, reliable and affordable energy for everyone in the world. Our compensation philosophy and programs are designed to attract, retain and motivate talented employees who will help us realize this vision, contributing at a high level for a long-term time horizon. Compensation objectives include:

•	attracting and retaining the talent needed to grow our business;

•	providing a strong incentive for executives and key employees to work toward the achievement of our goals, including sustained stockholder value creation; and

•	ensuring that the interests of management and our stockholders are aligned.

We seek to achieve these objectives by providing compensation that is competitive with the practices within our market for talent and by linking compensation to both our overall performance and individual performance.

In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.

WHAT WE DO	WHAT WE DON’T DO

   A significant portion of our executive compensation program is dependent upon stock price appreciation and other variable, at-risk pay components

   Prior to making executive compensation decisions we review peer company compensation data

   We ensure management acts and thinks like stockholders through stock ownership guidelines

   We seek third-party executive compensation advice for the Compensation Committee from an independent consulting firm that does not perform any other services for Bloom

   A clawback policy for our CEO and our executive vice presidents

   No Supplemental Executive Retirement Plan

   No automatic single trigger equity award acceleration upon a change of control

   No golden parachute excise tax gross-ups

   Executive officers may not pledge our common stock as collateral for any obligation

   Executive officers may not engage in transactions intended to hedge or offset the market value of our common stock owned by them

   No perquisites to any of our executive officers

48

EXECUTIVE COMPENSATION

Pay-for-Performance Philosophy

Consistent with our philosophy of aligning executive pay with our short-term and long-term performance, and to align the interests of management and stockholders, our compensation program is designed to provide the majority of executive compensation in the form of at-risk cash and equity incentives and long-term vesting stock awards. This approach ensures that the compensation opportunity for our named executive officers is aligned with the interests of our stockholders and focused on sustained stockholder value creation. As shown below, approximately 50% of the target total compensation awarded to our CEO and 30% awarded to other named executive officers was at-risk in the form of our cash annual incentive and performance-based equity, both of which were eligible to be earned based on our level of achievement of rigorous financial goals.

COVID-19 Considerations

The Compensation Committee typically meets in the first quarter of the fiscal year to determine key elements of compensation for our named executive officers, including any cash compensation adjustments, equity awards, and the performance goals of any cash- and/ or equity-based incentive plan. In February 2020, the Compensation Committee approved threshold, target and maximum revenue and non-GAAP operating income goals that would be used to determine the cash incentive payout for our named executive officers for the first quarter.

Following this decision, we began to closely monitor the impact of the COVID-19 pandemic on our business as well our compensation programs. Due to uncertainty of the economic conditions both inside and outside of Bloom, and taking into consideration the recommendation of our CEO, the Compensation Committee determined to postpone any salary increases and equity grant decisions, including for our named executive officers, that would otherwise have been approved in early 2020. In addition, we suspended payment of the first quarter bonus, which would have been earned at 124% of target based on our actual financial results.

In June 2020, following discussions regarding our approach to compensation during the COVID-19 pandemic, the Compensation Committee approved the following:

•	No salary increases for executives, including our named executive officers, until fiscal 2021

•	Annual equity awards for our named executive officers in a mix of RSUs and PSUs

•	An annual equity refresh program for the other eligible employees

In August 2020, the Board also approved the following decisions regarding our 2020 cash incentive plan:

•	Payment of the first and second quarter bonus at 125% of target

•	A framework for the third quarter of 2020 cash incentive plan that would evaluate achievement based on a qualitative review of executive officer and company performance

Taking into consideration the ongoing nature of the pandemic as well as our strong performance despite global macro uncertainty, the Compensation Committee believed that moving forward with the 2020 cash incentive plan, including payments for the first half of the year and the approval of annual equity awards, was appropriate and in the best interest of Bloom and its stockholders. This approach recognized the strong contributions of our employees, including our senior leadership, in navigating the COVID-19 pandemic. In evaluating the challenges facing our employees and the desire to maintain competitive compensation programs that adequately reward strong

2021 PROXY STATEMENT	49

EXECUTIVE COMPENSATION

performance and contributions, the Compensation Committee considered that 40% of our workforce was designated essential workers in 2020. In addition, we prioritized the safety and wellness of employees during a period of high stress both locally and globally. We provided our employees regular COVID-19 testing beginning in the summer and enforced safety protocols above and beyond CDC and local guidelines.

In October 2020, the Compensation Committee approved a 100% payout under the 2020 cash incentive plan for the third quarter of 2020. This decision was based on a broad evaluation of our financial and operational performance. At the same time, based on the increasing stability in our business despite the ongoing pandemic, the Compensation Committee approved revenue and operating goals that would be used to determine the 2020 cash incentive plan payouts for the fourth quarter and full fiscal year performance periods.

During a period of extraordinary volatility and uncertainty, the Compensation Committee maintained an ongoing focus on ensuring that our compensation programs continued to support our objectives. Although our 2020 compensation programs deviated from our historical approach and plan at the outset of the year, the Compensation Committee believes that the decisions made during 2020, including the use of discretion to reward the strong contributions of our employees and our positive financial performance despite the ongoing pandemic, the introduction of PSUs based on our financial performance, and the return to more quantitative performance measurements in the fourth quarter of 2020, were successful in supporting our performance during the year and rewarding our leadership team’s ability to navigate Bloom through a challenging year.

Executive Compensation Program Design

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success and, by extension, that of our stockholders. The material elements of our executive compensation program for 2020 are described below.

Compensation Element	Designed to Reward	Relationship to Business Objectives
Base Salary	Knowledge and experience, as well as past and present scope of responsibilities	Attracts and retains an effective management team
Non-Equity Incentive Plan (i.e., performance- based cash bonus)	Success in achieving quarterly and annual performance results	Helps create a “pay for performance” culture Motivates and rewards our executives for achieving performance goals that contribute to our long-term success and that of our stockholders
Equity Awards	Success in achieving long-term, sustainable results	Aligns executive goals and objectives with the interests of our stockholders Focuses our executives on our long-term performance
Periodic Bonuses (Cash and/or Equity)	Exceptional contribution to our business, outside of the performance targets set in the non-equity incentive plan program	Encourages executives to go “above and beyond” when executing on our business objectives and when managing their teams

The Compensation Committee does not have a set formula by which it determines how much of the executive’s compensation is fixed (i.e., base salary) rather than variable or “at risk” (i.e., performance-based equity and non-equity incentives, periodic or “spot” bonuses). The Compensation Committee generally targets compensation levels at approximately the 50th percentile of our executive compensation peer group, but also takes into account the scope and extent of each executive’s past and present role and responsibilities, his or her skills, knowledge and experience, and any additional relevant factors, including retention and performance incentives.

We do not provide fringe benefits such as a car allowance or other perquisites to our executive officers. The executive officers participate in our standard health and welfare programs, including group health and life insurance, dental and vision insurance that all other employees participate in. They are also eligible to participate in a 401(k) retirement savings plan and, other than Mr. Sridhar who is not currently eligible, are offered an opportunity to participate in the Bloom Energy Corporation 2018 Employee Stock Purchase Plan (the “2018 ESPP”). We do not match employee contributions to our 401(k) retirement savings plan but have the discretion to do so in the future.

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EXECUTIVE COMPENSATION

Compensation Decision-Making Process

Determination of Compensation Awards

The Compensation Committee’s goal is generally to target elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. For 2020, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:

•	a compensation analysis of competitive market data performed by Compensia;

•	each executive officer’s scope of responsibilities;

•	each executive officer’s skill set;

•	each executive officer’s prior experience;

•	each executive officer’s individual performance and contribution;

•	each executive’s time in his or her position;

•	the recommendations of our CEO; and

•	general market conditions.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data.

Role of the Committee

The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by the Board, which is available on our website at https://investor.bloomenergy.com/.

At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for the consideration and approval by the Board of the various elements of our named executive officers’ compensation, as well as any employment arrangements with our named executive officers. The Compensation Committee is responsible for taking action with respect to compensation that will attract and retain the highest quality executives that will clearly articulate the relationship of corporate performance to executive compensation and that will reward executives for our progress.

The Compensation Committee meets regularly during the fiscal year both with and without the presence of our CEO and other named executive officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board between its formal meetings.

Role of Management

The compensation of all of our named executive officers is determined by the Compensation Committee. In discharging its responsibilities, the Compensation Committee also works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

Our CEO attends the Compensation Committee meetings and discusses with the Compensation Committee the compensation and performance of all executive officers, other than himself. Our CEO bases his recommendations in part upon his review of the performance of our executive officers. The Compensation Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to such named executive officers. The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers.

Role of the Consultant

The Compensation Committee relies on its independent compensation consultant to provide advice on matters relating to the compensation of our executives and non-employee directors. Compensia, a national compensation consulting firm, served in this capacity during 2020.

2021 PROXY STATEMENT	51

EXECUTIVE COMPENSATION

A representative of Compensia attended Compensation Committee meetings in 2020 and provided the following assistance to the Compensation Committee:

•	Assisted in the review and updating of our compensation peer group

•	Reviewed the competitiveness of compensation of our named executive officers including base salary, annual cash awards and long-term incentive awards

•	Provided advice with respect to compensation best practices and market trends for our named executive officers and directors

•	Reviewed and provided input on the Compensation Discussion and Analysis section of our Proxy Statement

•	Assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives

•	Provided ad hoc advice and support throughout the year

Compensia reports directly to the Compensation Committee and provided no services to us other than the consulting services to the Compensation Committee. The Compensation Committee reviews the objectivity and independence of the advice provided by Compensia. In 2020, the Compensation Committee considered the specific independence factors adopted by the SEC and the NYSE and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Role of Competitive Market Data

As part of its annual compensation review process, the Compensation Committee generally reviews an analysis prepared by Compensia of market pay practices for positions similar to the positions of our named executive officers and other key executives, adjusted to take into account differences, if any, in the scope of the executive officers’ responsibilities compared to their counterparts in positions with similar titles in comparable companies.

In September 2019, the Compensation Committee, with the assistance of Compensia, reviewed our executive compensation peer group. The executive compensation peer group approved by the Compensation Committee to support 2020 pay decisions was comprised of technology sector companies focusing on energy/alternative energy business, and companies with complex product and manufacturing operations. Additional factors that were considered in identifying peers included:

•	revenue between $200 million and $3.5 billion;

•	a market capitalization between $250 million and $2 billion; and

•	headquarters in the United States, with consideration given to San Francisco Bay Area companies in the overall peer group.

The companies used for comparison purposes (our “peer group”) for 2020 were as follows:

•	Advanced Energy Industries, Inc.	•	Itron, Inc.
•	Alpha and Omega Semiconductor Limited	•	Ormat Technologies, Inc.
•	Coherent, Inc.	•	Power Integrations, Inc.
•	Extreme Networks, Inc.	•	SunPower Corporation
•	Finisar Corporation	•	Sunrun Inc.
•	First Solar, Inc.	•	Synaptics Incorporated
•	FormFactor, Inc.	•	Ultra Clean Holdings, Inc.
•	Infinera Corporation

Principal Elements of Compensation

Base Salary

Base salaries for our executive officers are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program.

The Compensation Committee reviews and reassesses the base salaries of our named executive officers following the completion of each fiscal year. In determining base salaries for our named executive officers for 2020, the Compensation Committee reviewed our peer group and considered data provided by Compensia, as well as the tenure, performance and contribution in the prior fiscal year.

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EXECUTIVE COMPENSATION

Taking into consideration the impact of COVID-19 in early 2020, the Compensation Committee determined to delay approving any salary increases. The Compensation Committee revisited this decision in June 2020, when it was determined that there would be no salary increases for our named executive officers until 2021.

Name	Fiscal 2019 Salary Rate	Fiscal 2020 Salary Rate	% Change
KR Sridhar	$646,000	$646,000	0%
Gregory Cameron	n/a(1)	$550,000	n/a(1)
Randy Furr	$429,000	$429,000	0%
Swaminathan Venkataraman	$426,400	$426,400	0%
Susan Brennan	$393,300	$393,300	0%
Shawn M. Soderberg	$390,000	$390,000	0%
(1)	Mr. Cameron was not an employee during fiscal 2019.

Non-Equity Incentive Plan

We provide our senior leadership team with short-term incentive compensation through our short-term cash incentive plan. This incentive plan holds executives accountable for their performance against our financial and other goals, rewards the executives based on actual business results and helps create a pay-for-performance culture. Our short-term incentive plan provides cash incentive award opportunities based on a quantitative assessment by the Compensation Committee of our performance and an additional, qualitative assessment by our CEO of the individual executive officer’s performance. The Compensation Committee assesses our performance against certain financial metrics during 2020 with payouts measured on a scale of zero to 150% of target. In 2020, our executives were eligible for the following annual cash incentives.

Name	Fiscal 2020 Base Salary Rate	Bonus Target (% of Salary)	Bonus at Target ($)
KR Sridhar	$646,000	120%	$775,200
Gregory Cameron	$550,000	100%	$550,000(1)
Randy Furr	$429,000	n/a(2)	n/a(2)
Swaminathan Venkataraman	$426,400	60%	$255,840
Susan Brennan	$393,300	60%	$235,980
Shawn M. Soderberg	$390,000	60%	$234,000
(1)	As part of his offer letter, Mr. Cameron’s 2020 bonus opportunity was guaranteed at a minimum of 100% of target and pro-rated based on his hire date of April 1, 2020, which was $412,500. Mr. Cameron was eligible to earn up to 1.5 times his prorated target bonus.
(2)	Mr. Furr resigned as CFO effective as of March 31, 2020 and was not eligible for an annual incentive payment in 2020.

Our 2020 cash incentive plan was designed to measure performance in 2020 as well as separately for four quarterly performance periods during the year. Performance goals were intended to be established for each fiscal quarter at the beginning of the quarter and, for the full annual performance period, at the beginning of the fiscal year. The cash incentives for our named executive officers were based on achievement of revenue and non-GAAP operating income goals, which would be equally weighted in determining the payout applicable to our named executive officers. The plan also allows for an individual performance modifier that would be applied to the corporate performance factor for each performance period.

At the onset of the COVID-19 pandemic, in April 2020, the Compensation Committee evaluated our performance for the first fiscal quarter and determined that our financial performance resulted in funding the bonus at 124% of target for our named executive officers. However, taking into consideration the uncertainty facing Bloom and the broader global economy, the Compensation Committee determined to suspend payment of the first quarter bonus and to revisit the 2020 cash incentive plan periodically in the context of the pandemic and our overall financial performance. No financial goals were established for the short-term incentive plan for our second and third fiscal quarters.

Taking into consideration our strong performance in the first half of 2020 as well as our management team’s success in navigating the challenges presented by the COVID-19 pandemic, the Compensation Committee determined to fund the short-term incentive payments for our named executive officers at 125% of target for the first half of 2020 and at 100% of target for the third fiscal quarter of 2020. In arriving at this decision, the Compensation Committee considered our improving financial performance during the third quarter of 2020 as compared to the same quarter of the prior year.

2021 PROXY STATEMENT	53

EXECUTIVE COMPENSATION

For the fourth quarter of 2020, our Compensation Committee approved threshold, target and maximum revenue and non-GAAP operating income goals that were used to determine the fourth quarter of 2020 short-term incentive payout for our named executive officers. For a reconciliation of GAAP to non-GAAP operating income (loss), please see Appendix A to this Proxy Statement.

Our actual achievement exceeded the maximum performance goals approved by the Compensation Committee. As a result, the fourth quarter of 2020 short-term incentive for our named executive officers was funded at 150% of target.

For the full year 2020, the Compensation Committee approved threshold, target and maximum revenue and non-GAAP operating income goals that were used to determine the annual short-term incentive payout for our named executive officers.

Our actual achievement on a combined basis of performance targets for revenue and non-GAAP operating income (loss) exceeded the goals approved by the Compensation Committe. As a result, the full year 2020 incentive for our named executive officers was funded at 150 % of target.

The cash incentives earned by the named executive officers also included the following individual performance modifiers:

•	Mr. Cameron: 109% and 107% applicable to the first half of 2020 and third quarter of 2020 bonus payouts

•	Mr. Venkataraman: 102% applicable to the first half of 2020 bonus payout

•	Ms. Brennan: 106% applicable to the first half of 2020 bonus payout

•	Ms. Soderberg: 107% applicable to the third quarter of 2020 bonus payout

These individual performance modifiers were approved by the Compensation Committee based on the recommendation of our CEO.

Based on our achievement during the year, our named executive officers earned the following cash incentive bonuses based on company and individual performance in 2020.

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EXECUTIVE COMPENSATION

	Bonus Earned as a Percent of Target
				Annual	Full Year	Full Year
Named Executive Officer	H1 Bonus	Q3 Bonus	Q4 Bonus	Bonus	Payout	Payout ($)
KR Sridhar	132%	100%	150%	150%	133%	$1,027,915
Gregory Cameron	136%	114%	150%	150%	137%	$564,381	(1)
Swaminathan Venkataraman	127%	100%	150%	150%	130%	$334,672
Susan Brennan	132%	100%	150%	150%	130%	$313,784
Shawn M. Soderberg	125%	107%	150%	150%	131%	$307,476
(1)	As part of his offer letter, Mr. Cameron’s 2020 bonus opportunity was guaranteed at a minimum of 100% of target and pro-rated based on his hire date of April 1, 2020, which was $412,500. Mr. Cameron was eligible to earn up to 1.5 times his prorated target bonus.

The Compensation Committee evaluated the final result of the 2020 cash incentive plan described above in the context of our performance during the year, our management team and company’s response to the COVID-19 pandemic, and our strong stockholder return during the year. With these considerations in mind, the Compensation Committee believes that results of our cash annual incentive plan are strongly aligned with our performance during the year and reinforce a strong pay-for-performance culture.

Cash Bonus Program

The Compensation Committee may award spot or other bonuses to reward extraordinary performance, the achievement of corporate goals, for retention purposes or for other reasons. In 2020, Ms. Soderberg received such an award in the amount of $50,000.

Equity Compensation

In 2020, we granted our named executive officers a mix of RSU and PSU awards (excluding Mr. Cameron who received a mix of PSUs and stock options as part of his new hire awards). The annual equity awards granted to our named executive officers were determined by the Compensation Committee after reviewing data from a competitive market analysis prepared Compensia. In addition, the Compensation Committee considers the input of our CEO regarding the individual performance and pay levels for his direct reports.

Taking into consideration the impact of COVID-19, the Compensation Committee delayed the granting of equity in 2020 from our usual timeline of finalizing grants in the first quarter. In June 2020, with the benefit of greater visibility into the impact of the COVID-19 pandemic and our desire to provide competitive compensation for our named executive officers, the Compensation Committee approved grants in a mix of RSUs and PSUs to our named executive officers.

The combination of RSU and PSU awards set forth in the table below reflect a 50% and 30% weighting on performance-based equity for our CEO and other named executive officers, respectively, excluding Mr. Cameron, whose new hire equity compensation is described separately below.

In October 2020, in addition to an annual refresh grant of 33,000 PSUs and 77,000 RSUs, Ms. Soderberg was granted 30,000 RSUs as a special performance grant. This award, which was based on the recommendation of our CEO, and was the result of her extra work helping us raise additional capital through the issuance of new convertible notes and the extinguishment of existing notes.

	# of Stock Options			Total Value of Equity
	Granted	# of RSUs Granted	# of PSUs Granted	Granted
KR Sridhar	—	250,000	250,000	$5,175,000
Gregory Cameron(1)	200,000	—	200,000	$2,624,000
Swaminathan Venkataraman	—	105,000	45,000	$1,318,500
Susan Brennan	—	70,000	30,000	$879,000
Shawn M. Soderberg	—	107,000	33,000	$1,624,500
(1)	As part of his offer letter, Mr. Cameron’s new hire grants consisted of 200,000 PSUs (described below) and 200,000 stock options.

2021 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

Performance-Based Restricted Stock Unit Grants

In June 2020, the Compensation Committee approved the grant of PSUs to our named executive officers (excluding Mr. Cameron). These shares are eligible to vest based on our achievement of revenue and adjusted EBITDA goals, which are both weighted equally at 50% of target. For a reconciliation of GAAP to non-GAAP operating income (loss) and Adjusted EBITDA, please see Appendix A to this Proxy Statement.

Earned PSUs will vest in equal one-third installments approximately one-, two- and three-years after the grant date. Specifically, one-third of the total number of earned PSUs vested on February 15, 2021 after approval by the Compensation Committee. The remaining two-thirds of earned PSUs will vest in equal installments on the first and second anniversary date of the first vesting date, subject to the employee’s continued service through each applicable vesting date.

Chief Financial Officer Performance-Based Equity

In April 2020, the Compensation Committee approved a grant of PSUs in connection with the appointment of Mr. Cameron as our Chief Financial Officer. The CFO new hire PSUs had a target opportunity equal to 200,000 shares and a maximum payout equal to 200% of target. The number of shares earned was based on our performance against two objectives in 2020. The first objective measured our success in refinancing convertible notes due in 2021. The measurement of this goal, which was weighted at 50% of target award opportunity, included objective, measurable goals that considered both the time horizon and interest of new financing. The second objective, also weighted at 50% of the target award, measured our unrestricted cash balance at the end of 2020.

One-third of the total number of earned PSUs vested on March 15, 2021. The remaining two-thirds of earned PSUs will vest in equal installments on the first and second anniversary date of the first vesting date, subject to the employee’s continued service through each applicable vesting date.

Former Chief Financial Officer Consulting Arrangement

Upon Mr. Furr’s separation from Bloom on March 31, 2020, we entered into a consulting arrangement with him to provide support during the transition to the new CFO and to be available when needed. As part of this agreement, we agreed to continue vesting Mr. Furr’s outstanding unvested equity awards through March 31, 2021.

Additional Information

Policy Prohibiting Insider Trading, Hedging and Use of Shares as Collateral

To prevent unlawful activity and avoid even the appearance of impropriety, we have adopted a strict Insider Trading Policy that applies to our executive officers, as well as our directors, employees and consultants. This policy requires that our executive officers, directors and other designated insiders only transact in our securities during an open trading window and only after obtaining pre-clearance from our General Counsel or pursuant to a Rule 10b5-1 trading plan. Further, this policy prohibits engaging in certain short-term or speculative transactions in our securities such as put, calls and short sales. This policy also prohibits hedging, trading in a margin account or pledging our securities.

Offer Letters and Employment Arrangements

All of our named executive officers are employed on an at-will basis, with no fixed term of employment. The initial terms and conditions of employment for each of our named executive officers, other than Mr. Sridhar who was a founder of Bloom, are set forth in written offer letters. Each of our named executive officers has also executed our standard form of confidential information, arbitration and invention assignment agreement.

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EXECUTIVE COMPENSATION

Change in Control Arrangements

Mr. Sridhar, Mr. Venkataraman, Ms. Brennan and Ms. Soderberg have not entered into a change in control and severance agreement with us.

Concurrently with execution of his offer letter, we entered into a Change in Control and Severance Agreement (the “CiC and Severance Agreement”) with Mr. Cameron pursuant to which, if his employment is terminated by us for any reason other than for “Cause” (as defined therein), he will be paid a lump sum of (i) nine months’ worth of his monthly base salary, (ii) the prorated portion of his then-current target bonus opportunity, and (iii) the full amount of his COBRA premiums for the same period he is paid severance benefits or until he is eligible to be covered by another substantially equivalent medical plan. If his termination of employment is as a result of a Change in Control or he resigns for “Good Reason” (each as defined therein) which occurs within three months prior or within 12 months after the Change in Control, he will be paid a lump sum amount equal to (i) his annual base salary plus (ii) his then-current annual target bonus opportunity, and (iii) the COBRA benefits described above; in addition, his outstanding equity awards shall accelerate and vest in full. A copy of Mr. Cameron’s Change in Control and Severance Agreement is filed as an exhibit as part of his offer letter to our Annual Report on Form 10-K for the year ended December 31, 2020.

401(k) Plan

We maintain a qualified 401(k) retirement savings plan that allows eligible participants to defer up to 60% of eligible compensation, subject to applicable annual limits in the Internal Revenue Code, as amended (the “Code”). We do not match any contributions made by our employees, including executives, but have the discretion to do so.

Stock Ownership Policy

To help ensure a strong alignment between executives and stockholder interests, we have adopted an equity ownership policy. We require the executive management team to have an equity ownership interest in accordance with the following schedule by the fifth anniversary of becoming subject to these guidelines:

Position	Target Dollar Value (as a multiple of base salary)
CEO	4x annual base salary
CFO	1.5x annual base salary
Other Executive Officers Reporting to CEO	1.5x annual base salary
Non-employee directors	4x annual cash retainer for Board service

Shares that count towards satisfaction of this policy include: (i) shares of Class A Common Stock that are owned outright by him or her or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the executive officer or non-employee director or his or her family; (iii) for non-employee directors, RSUs that have vested but been deferred under the Deferred Compensation Plan; and (iv) shares of Class B common stock that are owned outright and that are convertible into our Class A common stock.

Prior to the compliance date or until the target dollar value is achieved, (i) each executive officer subject to the guidelines must retain 85% of all net settled shares received from the vesting, delivery or exercise of equity awards granted under our equity award plans or programs and (ii) each non-employee director must retain 100% of all net settled shares received from the vesting, delivery or exercise of equity awards granted under our equity award plans or programs. For purposes of the guidelines, net settled shares means all shares remaining after the sale of shares by the executive officer or non-employee director to pay any taxes due with respect to the shares received and, in the case of options, the exercise price, and all applicable transaction costs.

Equity Awards and Grant Administration

The Board has designated the Compensation Committee as the administrator of the 2018 Equity Incentive Plan (“2018 Plan”). The Compensation Committee, among other things, selects award recipients under the 2018 Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular locations, if and as required. The exercise price of all stock options granted under our equity plans is the closing price of our Class A common stock on the date of grant.

In accordance with the 2018 Plan, the Compensation Committee has delegated to our CEO and CFO, acting separately, the authority to approve a capped number of routine equity grants such as new hire grants, retention and promotion grants. Equity awards approved by Mr. Sridhar or Mr. Furr (replaced by Mr. Cameron in April 2020) are granted on the 15th (or first trading day thereafter) of each month.

Because we believe equity awards are an important part of our compensation program, we also grant equity awards on an annual basis to key employees, including our executive officers. The Compensation Committee generally approves these annual equity grants in April of each year. In addition, the Compensation Committee may consider additional grants to key employees for retention purposes on an ad hoc basis.

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EXECUTIVE COMPENSATION

Policy on Recoupment and Forfeiture of Incentive Compensation

The Board has adopted a Policy on Recoupment and Forfeiture of Incentive Compensation (“Clawback Policy”), which provides for the Board, in its sole discretion, to require the return, repayment or forfeiture of any cash or equity-based incentive compensation, whether vested or unvested, to our current or former principal executive officer, principal financial officer, principal accounting officer or any Executive Vice President during the three completed fiscal years immediately preceding the date on which we restate our financial statements, if:

•	the payment or award was made or granted based wholly or in part upon the attainment of a company financial reporting measure that is the subject of the restatement;

•	the Board determines that the individual participated in fraud, intentional misconduct or gross negligence that caused or contributed to the material error that led to the restatement; and

•	the Board determines that a lower payment or award would have been made or granted to the individual based upon the corrected financial results.

In addition to the above, the Board may, in its sole discretion, require the forfeiture of any unpaid cash or equity-based incentive compensation award made or granted, whether vested (but unexercised) or unvested, to the above-listed individuals if they are terminated from their employment for “cause” or have engaged in any conduct that results in material harm to Bloom’s business or reputation or that of any of its affiliates.

When the SEC adopts final clawback policy rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review our Clawback Policy and conform provisions, if and as necessary, to comply with such rules.

Tax Considerations

Following the enactment of the Tax Cuts and Jobs Act, compensation in excess of $1 million earned by our executive officers who are subject to Section 162(m) of the Code is not deductible. The Compensation Committee has the discretion to approve, and we will continue to pay, compensation that will not be deductible for federal income tax purposes. Consistent with our compensation philosophy, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of Bloom.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Scott Sandell (Chair)
John T. Chambers
L. John Doerr

58

COMPENSATION COMMITTEE REPORT

2020 Summary Compensation Table

The following table presents summary information regarding the total compensation earned by our CEO, CFO and the three additional most highly compensated executive officers (together, our “named executive officers”) for service to us during 2020 and, to the extent required by SEC executive compensation disclosure rules, 2019 and 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
KR Sridhar	2020	646,000	—	5,175,000	—	1,027,915	—	6,848,915
Founder and Chief Executive Officer	2019	637,654	1,000,000(4)	2,499,996	2,169,962	626,153	—	6,933,765
	2018	607,500	2,000,000(5)	44,259,315	3,451,400	495,936	—	50,814,151
Gregory Cameron(6)	2020	397,692	200,000 (7)	1,680,000	944,000	564,381(8)	25,000(7)	3,811,073
EVP and Chief
Financial Officer
Randy Furr(9)	2020	135,793	—	—	—	—	—	135,793
Former Chief Financial Officer	2019	424,057	—	806,991	818,370	242,888	—	2,292,306
	2018	404,154	—	11,276,283	—	204,445	—	11,887,882
Swaminathan Venkataraman	2020	426,400	—	1,318,500	—	334,672	—	2,079,572
EVP of Engineering and	2019	421,985	200,000(10)	599,996	809,952	242,888	—	2,239,104
Chief Technology Officer	2018	383,923	—	11,646,585	1,890,932	166,136	—	14,087,576
Susan Brennan	2020	393,300	—	879,000	—	313,784	—	1,586,084
EVP and Chief Operating
Officer(11)
Shawn M. Soderberg	2020	390,000	50,000	1,624,500	—	307,476	—	2,371,976
EVP, General
Counsel and Secretary(11)
(1)	The amounts reported represent the aggregate grant date fair value of RSUs and PSUs (at target) granted to our named executive officers, if applicable, as computed in accordance with ASC 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in our 2020 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
(2)	The amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers, if applicable, as computed in accordance with ASC 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in our 2020 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
(3)	All amounts paid pursuant to our non-equity incentive plan in the year earned.
(4)	The amount shown for Mr. Sridhar for 2019 reflects a $1,000,000 cash bonus paid upon the filing with the SEC in March 2019 of our Annual Report on Form 10-K for the year ended December 31, 2018.
(5)	The amount shown for Mr. Sridhar for 2018 reflects a $1,000,000 cash bonus paid upon the pricing of our IPO and a $1,000,000 cash bonus paid upon the completion of our third quarter 2018 earnings call.
(6)	Mr. Cameron was appointed EVP and Chief Financial Officer as of April 1, 2020. Mr. Cameron’s annual base salary was set at $550,000.
(7)	Mr. Cameron received a sign-on bonus of $200,000 and a travel expense allowance of $25,000.
(8)	For 2020, Mr. Cameron’s prorated annual target bonus opportunity was fully guaranteed at 100% and he was eligible to receive up to 1.5 times target for overachievement.
(9)	Mr. Furr resigned as CFO effective as of March 31, 2020.
(10)	The amount shown for Mr. Venkataraman for 2019 reflects a $200,000 cash bonus paid upon the achievement of certain operational metrics, which were fully achieved.
(11)	Ms. Brennan and Ms. Soderberg were not named executive officers in 2019 or 2018, so earlier period compensation for each has not been included.

2021 PROXY STATEMENT	59

COMPENSATION COMMITTEE REPORT

2020 Grants of Plan-Based Awards Table

The following table presents, for each of our named executive officers, information regarding 2020 annual cash incentive compensation and equity awards granted to our named executive officers during 2020.

		Estimated Future Payouts			Estimated Future Payouts			All Other	All Other
		Under Non-Equity			Under Equity			Stock	Option Exercise
		Incentive Plan Awards			Incentive Plan Awards			Awards:	Awards:	or	Grant Date
								Number of	Number	Base	Fair Value
								Shares of	of Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)(2)
KR Sridhar	7/2/2020	—	—	—	—	—	—	250,000(3)	—	—	2,587,500
	7/2/2020	—	—	—	—	250,000(4)	375,000(4)	—	—	—	2,587,500
	1/14/2020		775,200(5)	1,162,800	—	—	—	—	—	—	—
Gregory Cameron	4/14/2020	—	—	—	—	—	—	—	200,000(6)	7.30	944,000
	6/9/2020	—	—	—	—	200,000(7)	400,000(7)	—	—	—	1,680,000
	4/1/2020	412,500(8)	412,500(8)	618,750	—	—	—	—	—	—	—
Randy Furr(9)	—	—	—	—	—	—	—	—	—	—	—
Swaminathan Venkataraman	6/12/2020	—	—	—	—	—	—	105,000(3)	—	—	922,950
	6/12/2020	—	—	—	—	45,000(4)	67,500(4)	—	—	—	395,550
	1/14/20	—	255,840(5)	383,760	—	—	—	—	—	—	—
Susan Brennan	6/12/2020	—	—	—	—	—	—	70,000(3)	—	—	615,300
	6/12/2020	—	—	—	—	30,000(4)	45,000(4)	—	—	—	263,700
	1/14/20	—	235,890(5)	353,835	—	—	—	—	—	—	—
Shawn M. Soderberg	6/12/2020	—	—	—	—	—	—	77,000(3)	—	—	676,830
	6/12/2020	—	—	—	—	33,000(4)	49,500(4)	—	—	—	290,070
	1/14/20	—	234,000(5)	351,000	—	—	—	—	—	—	—
	10/12/2020	—	—	—	—	—	—	30,000(10)	—	—	657,600
(1)	The amounts reported represent the aggregate grant date fair value of stock options, RSUs and PSUs (at target) granted to our NEOs, if applicable, as computed in accordance with ASC 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in the 2020 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
(2)	The amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers, if applicable, as computed in accordance with ASC 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in the 2020 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
(3)	One-third of the total RSUs will vest on June 15, 2021, and the remaining will vest in equal quarterly installments thereafter for two years, subject to the employee’s continued service through each applicable vesting date.
(4)	This award of PSUs can be earned based on the performance of our achievement of a revenue target and adjusted EBITDA. Each person is eligible to earn up to a maximum of 1.5 times the target number of shares. For additional information regarding these PSUs granted to our named executive officers in 2020, please see the section entitled “Principal Elements of Compensation—Equity Compensation” in the Compensation Discussion and Analysis above.
(5)	The non-equity incentive plan payout is based on achievement of certain financial metrics and individual performance. Each participant was eligible to earn up to 1.5 times his or her target bonus. The plan is measured and administered every quarter with an annual component at the end of each year (5 eligible payouts per year). For additional information regarding the annual bonus program in 2020, please see the section entitled “Principal Elements of Compensation—Non-Equity Incentive Plan” in the Compensation Discussion and Analysis above.

60

COMPENSATION COMMITTEE REPORT

(6)	One-fourth of the total shares underlying the option will vest on April 1, 2021, and the remainder will vest as to 1/48th of the remaining shares monthly thereafter, subject to the employee’s continued service through each applicable vesting date.
(7)	This award of PSUs can be earned based on the performance of our achievement of certain financial targets related to the refinancing of certain outstanding convertible notes and our cash balances. Mr. Cameron was eligible to earn up to a maximum of two times the target number of shares. For additional information regarding these PSUs granted to our named executive officers in 2020, please see the section entitled “Principal Elements of Compensation—Equity Compensation” in the Compensation Discussion and Analysis above.
(8)	For 2020 only, Mr. Cameron’s prorated annual target bonus opportunity was fully guaranteed at 100%. Mr. Cameron was eligible to earn up to 1.5 times his prorated target bonus.
(9)	Mr. Furr resigned as CFO effective as of March 31, 2020 and did not receive any equity awards in 2020 nor was he eligible to participate in the non-equity incentive plan for 2020. Mr. Furr entered into an agreement with us in which he continued to provide services to us. For additional information, please see the section entitled “Principal Elements of Compensation—Former Chief Financial Officer Consulting Arrangement” in the Compensation Discussion and Analysis above.
(10)	This RSU was fully vested on the date of grant.

2021 PROXY STATEMENT	61

COMPENSATION COMMITTEE REPORT

2020 Outstanding Equity Awards at Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding equity awards held as of December 31, 2020.

		Option Awards				Stock Awards
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
								Awards:	Market or
								Number of	Payout Value
							Market or	Unearned	or Unearned
		Number of	Number of			Number of	Payout	Shares, Units	Shares, Units
		Securities	Securities			Unearned	Value	or Other	or Other
		Underlying	Underlying	Option		Shares	of Unearned	Rights	Rights
		Unexercised	Unexercised	Exercise	Option	That Have	Shares That	That Have Not	That Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Have Not	Vested	Vested
Name	Date(1)	Exercisable	Unexercisable	($)(2)	Date	(#)	Vested ($)(3)	(#)	($)(3)
KR Sridhar	6/2/2011(4)	233,334	—	20.55	6/1/2021	—	—	—	—
	8/2/2012(4)	733,333	—	30.35	8/1/2022	—	—	—	—
	9/11/2015(4)	266,667	—	30.89	9/10/2025	—	—	—	—
	5/5/2016(5)	—	—	—	—	71,000	2,034,860	—	—
	5/11/2017(4)	884,509	—	30.96	5/10/2027	—	—	—	—
	7/24/2018(6)	133,360	266,640	15.00	7/23/2028	—	—	—	—
	2/15/2019(7)	96,705	124,338	11.31	2/14/2029	—	—	—	—
	2/15/2019(8)	—	—	—	—	124,338	3,563,527	—	—
	8/8/2019(7)	87,113	112,005	8.92	8/7/2029	—	—	—	—
	7/2/2020(9)	—	—	—	—	250,000	7,165,000	—	—
	7/2/2020(10)	—	—	—	—	—	—	250,000	7,165,000
Gregory Cameron	4/14/2020(11)	—	200,000	7.30	4/13/2030	—	—	—	—
	6/9/2020(12)	—	—	—	—	—	—	200,000	5,732,000
Randy Furr(13)	5/14/2015(4)	233,334	—	30.89	5/13/2025	—	—	—	—
	9/11/2015(4)	33,333	—	30.89	9/10/2025	—	—	—	—
	5/5/2016(14)	—	—	—	—	6,375	182,708	—	—
	10/3/2016(4)	46,667	—	30.96	10/3/2026	—	—	—	—
	10/3/2016(14)	—	—	—	—	6,666	191,048	—	—
	2/15/2019(7)	—	40,136	11.31	2/14/2029	—	—	—	—
	2/15/2019(8)	—	—	—	—	40,136	1,150,298	—	—
	7/16/2019(7)	—	38,361	12.00	7/15/2029	—	—	—	—

62

COMPENSATION COMMITTEE REPORT

		Option Awards				Stock Awards
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
								Awards:	Market or
								Number of	Payout Value
							Market or	Unearned	or Unearned
		Number of	Number of			Number of	Payout	Shares, Units	Shares, Units
		Securities	Securities			Unearned	Value	or Other	or Other
		Underlying	Underlying	Option		Shares	of Unearned	Rights	Rights
		Unexercised	Unexercised	Exercise	Option	That Have	Shares That	That Have Not	That Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Have Not	Vested	Vested
Name	Date(1)	Exercisable	Unexercisable	($)(2)	Date	(#)	Vested ($)(3)	(#)	($)(3)
Swaminathan Venkataraman	12/1/2011(4)	40,000	—	24.00	11/30/2021	—	—	—	—
	12/15/2011(4)	126,667	—	30.29	12/14/2021	—	—	—	—
	2/6/2014(4)	50,000	—	30.81	2/5/2024	—	—	—	—
	9/11/2015(4)	46,667	—	30.89	9/10/2025	—	—	—	—
	5/05/2016(14)	—	—	—	—	14,538	416,659	—	—
	10/03/2016(4)	46,667	—	30.96	10/02/2026	—	—	—	—
	10/03/2016(14)	—	—	—	—	8,888	254,730	—	—
	7/24/2018(6)	44,454	88,880	15.00	7/23/2028	—	—	—	—
	10/16/2018(15)	20,000	30,000	27.18	10/15/2028	—	—	—	—
	10/16/2018(16)	—	—	—	—	30,000	859,800	—	—
	2/15/2019(7)	23,209	29,841	11.31	2/14/2029	—	—	—	—
	2/15/2019(8)	—	—	—	—	29,841	855,243	—	—
	7/16/2019(7)	22,182	28,251	12.00	7/15/2029	—	—	—	—
	11/11/2019(17)	20,666	41,334	5.50	11/10/2029	—	—	—	—
	6/12/2020(18)	—	—	—	—	105,000	3,009,300	—	—
	6/12/2020(10)	—	—	—	—	—	—	45,000	1,289,700
Susan Brennan	11/7/2013(4)	133,334	—	30.81	11/6/2023	—	—	—	—
	9/11/2015(4)	13,334	—	30.89	9/10/2025	—	—	—	—
	9/11/2015(14)	—	—	—	—	3,333	95,524	—	—
	5/5/2016(14)	—	—	—	—	9,777	280,209	—	—
	7/21/2017(19)	19,584	416	30.96	7/20/2027	—	—	—	—
	7/24/2018(4)	20,000	—	15.00	7/23/2028	—	—	—	—
	7/24/2018(6)	33,340	66,660	15.00	7/23/2028	—	—	—	—
	2/15/2019(7)	14,795	19,024	11.31	2/14/2029	—	—	—	—
	2/15/2019(8)	—	—	—	—	19,024	545,228	—	—
	7/16/2019(7)	14,141	18,183	12.00	7/15/2029	—	—	—	—
	11/11/2019(17)	18,666	37,334	5.50	11/10/2029	—	—	—	—
	6/12/2020(18)	—	—	—	—	70,000	2,006,200	—	—
	6/12/2020(10)	—	—	—	—	—	—	30,000	859,800

2021 PROXY STATEMENT	63

COMPENSATION COMMITTEE REPORT

		Option Awards				Stock Awards
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
								Awards:	Market or
								Number of	Payout Value
							Market or	Unearned	or Unearned
		Number of	Number of			Number of	Payout	Shares, Units	Shares, Units
		Securities	Securities			Unearned	Value	or Other	or Other
		Underlying	Underlying	Option		Shares	of Unearned	Rights	Rights
		Unexercised	Unexercised	Exercise	Option	That Have	Shares That	That Have Not	That Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Have Not	Vested	Vested
Name	Date(1)	Exercisable	Unexercisable	($)(2)	Date	(#)	Vested ($)(3)	(#)	($)(3)
Shawn M. Soderberg	1/14/2016(20)	104,888	1,778	30.89	1/13/2026	—	—	—	—
	10/3/2016(4)	20,000	—	30.96	10/2/2026	—	—	—	—
	10/3/2016(14)	—	—	—	—	6,666	191,048	—	—
	7/24/2018(4)	20,000	—	15.00	7/23/2028	—	—	—	—
	8/10/2018(21)	33,340	66,660	27.65	8/9/2028	—	—	—	—
	2/15/2019(7)	17,019	21,884	11.31	2/14/2029	—	—	—	—
	2/15/2019(8)	—	—	—	—	21,884	627,195	—	—
	7/16/2019(7)	16,267	20,916	12.00	7/15/2029	—	—	—	—
	11/11/2019(17)	18,666	37,334	5.50	11/10/2029	—	—	—	—
	6/12/2020(18)	—	—	—	—	77,000	2,206,820	—	—
	6/12/2020(10)	—	—	—	—	—	—	33,000	945,780
(1)	All of the outstanding equity awards described in the footnotes below are granted under the 2002 Stock Plan (“2002 Plan”), 2012 Equity Incentive Plan (“2012 Plan”) and 2018 Plan.
(2)	This column represents the fair market value of a share of Class A or Class B common stock on the date of grant.
(3)	Represents the fair market value of the shares underlying the RSUs and PSUs as of December 31, 2020, based on the closing price of our Class A common stock of $28.66 per share as reported on the NYSE. This value assumes that the fair market value of the Class B common stock underlying the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of the Class A common stock.
(4)	These stock options are fully vested.
(5)	These RSUs vest in three equal installments commencing on the first, second and third anniversaries of January 25, 2018 with a deferred settlement date of April 5, 2021 for the third and final vesting on January 25, 2021, subject to the employee remaining a service provider on each applicable vesting date.
(6)	These stock options vest in three equal annual installments commencing on the second, third and fourth anniversaries of July 25, 2018, so that the entire grant is fully vested on the fourth-year anniversary of July 25, 2018, subject to the employee remaining a service provider on each applicable vesting date.
(7)	These stock options vest one-fourth on the one-year anniversary of February 15, 2019 and the remaining shares vest in equal quarterly installments thereafter over the next three years, subject to the employee remaining a service provider on each applicable vesting date.
(8)	These RSUs vest one-fourth on the one-year anniversary of February 15, 2019 and the remaining shares vest in equal quarterly installments thereafter over the next three years, subject to the employee remaining a service provider on each applicable vesting date.
(9)	These RSUs vest one-third on the one-year anniversary of the date of grant and the remaining shares vest in equal quarterly installments thereafter over the next two years subject to the employee remaining a service provider on each applicable vesting date.
(10)	These PSUs can be earned based on the performance of our achievement of a revenue target and adjusted EBITDA. Each person is eligible to earn up to a maximum of 1.5 times the target number of shares. For additional information regarding these PSUs granted to our named executive officers in 2020, please see the section entitled “Principal Elements of Compensation—Equity Compensation” in the Compensation Discussion and Analysis above. The performance criteria were fully met and each person was issued 1.47 times the target number of shares.
(11)	These stock options vest one-fourth on the one-year anniversary of April 1, 2020 and the remaining options vest 1/48th per month for the next three years subject to the employee remaining a service provider on each applicable vesting date.
(12)	These PSUs can be earned based on the performance of our achievement of certain financial targets related to the refinancing of certain outstanding convertible notes and cash balances. Mr. Cameron was eligible to earn up to a maximum of two times the target number of shares. For additional information regarding these PSUs granted to our named executive officers in 2020, please see the section entitled “Principal Elements of Compensation—Equity Compensation” in the Compensation Discussion and Analysis above. This performance criteria were fully met and Mr. Cameron was issued two times the target number of shares.

64

COMPENSATION COMMITTEE REPORT

(13)	Mr. Furr resigned effective as of March 31, 2020. As part of his separation from Bloom, Mr. Furr entered into a consulting arrangement with Bloom and as consideration for him continuing to provide services he will continue to vest in his outstanding equity awards through the term of the arrangement, which ended on March 31, 2021.
(14)	These RSUs will be fully vested on January 25, 2021, subject to each employee remaining a service provider on each applicable vesting date.
(15)	These stock options vest annually over five years commencing October 16, 2018.
(16)	These RSUs vest annually over five years commencing October 16, 2018.
(17)	These stock options will vest as follows: If our stock price reaches $8 (calculated based on a 30-day average) on or before November 22, 2020, 1/3 of the options vest on November 11, 2020. If the stock price reaches $8 after November 11, 2020 but before November 11, 2024, 1/3 of the options vest on the date the share price reaches $8. If the stock price reaches $11 on or before November 11, 2021, 1/3 of the options vest on November 11, 2021. If the stock price reaches $11 after November 11, 2021 but before November 11, 2024, 1/3 of the options vest on the date the share price reaches $11. If the stock price reaches $14 on or before November 11, 2022, 1/3 of the options vest on November 11, 2022. If the stock price reaches $14 by November 11, 2022 but before November 11, 2024, 1/3 of the options vest on the date the price reaches $14. If the stock price does not reach $14 by November 11, 2024, 1/3 of the options shall be canceled. Any stock options that have not vested by November 11, 2024 shall be canceled.
(18)	These RSUs vest one-third on the one-year anniversary of June 15, 2020 and the remaining shares vest in equal quarterly installments thereafter over the next two years, subject to each employee remaining a service provider on each applicable vesting date.
(19)	These stock options vest monthly over four years from the vesting commencement date of January 1, 2017, subject to the employee remaining a service provider on each applicable vesting date.
(20)	These stock options vest one-fourth on the one-year anniversary of January 14, 2016 and the remaining options vest 1/48th per month for the next three years subject to the employee remaining a service provider on each applicable vesting date.
(21)	These stock options vest in three equal annual installments commencing on the second, third and fourth anniversaries of August 10, 2018, so that the entire grant is fully vested on the fourth-year anniversary of August 10, 2018, subject to the employee remaining a service provider on each applicable vesting date.

2021 PROXY STATEMENT	65

Compensation Committee Report

2020 Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSU awards and PSU awards during 2020 by each of our named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
KR Sridhar	—	—	1,788,539	31,746,898
Gregory Cameron	—	—	—	—
Randy Furr	61,051	286,656	281,624	3,728,831
Swaminathan Venkataraman	—	—	273,391	3,622,760
Susan Brennan	—	—	155,874	2,048,229
Shawn M. Soderberg	—	—	166,804	2,167,789

(1)	The value realized on the exercise date is based on the difference in the fair market value of our common stock on the exercise date and the exercise price, and does not necessarily reflect the proceeds actually received by the named executive officer.

(2)	The value realized on the vesting date is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the named executive officer.

Non-Qualified Deferred Compensation

We did not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers were entitled to participate in 2020. The Compensation Committee recently approved a deferred compensation plan that applies to certain executives for parts of 2021.

Pension Benefits

Aside from our 401(k) retirement savings plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Potential Payments on Termination or Change in Control

Currently none of our named executive officers, other than Mr. Cameron, are eligible to receive any severance payments upon a termination by Bloom for any reason other than for “cause” (a “Qualifying Termination”) or any payments upon a Qualifying Termination in connection with a change in control. Mr. Furr resigned as of March 31, 2020 and would not be eligible to receive anything further upon his termination other than as described in above in the section entitled “Principal Elements of Compensation—Equity Compensation” in the Compensation Discussion and Analysis above. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event occurred on December 31, 2020, the last day of 2020. The closing price of our common stock as of the last trading day of 2020 (December 31, 2020) was $28.66 per share, which was used as the value of our Class A common stock in the calculations below. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $28.66 and (ii) subtracting the exercise price for the unvested stock options.

66

Compensation Committee Report

		Potential Payments in Connection With:
Name	Type of Benefit	Qualifying Termination ($)	Qualifying Termination After a Change of Control ($)
Gregory Cameron	Cash Severance	495,000	550,000
	Bonus	495,000	550,000
	Vesting Acceleration(1)	—	10,004,000
	Continued Coverage of Employee Benefits	18,503	24,671
	Total Benefits	1,008,503	11,128,671

(1)	The vesting of 200,000 shares of common stock would accelerate upon a Qualifying Termination in connection with a change of control as of December 31, 2020. Also includes the value of stock options exercisable upon a Qualifying Termination in connection with a change of control as of December 31, 2020.

2021 PROXY STATEMENT	67

Proposal 2	Advisory Approval of the Frequency of Stockholder Advisory Votes on Named Executive Officer Compensation

The Board unanimously recommends a vote FOR “1 YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in the section entitled “Compensation Discussion and Analysis” above. Proposal 2 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials in the future (a “say-on-pay frequency proposal”). Under Proposal 2, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years.

Stockholders may also abstain from voting on Proposal 2. In considering your vote, you may wish to review the information presented in connection with Proposal 3 in this Proxy Statement, together with the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement, which provide more detailed discussion of our executive compensation policies and programs.

After careful consideration of Proposal 2, the Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for us and, therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

The Board believes that an advisory say-on-pay vote should be conducted every year so that stockholders may annually express their views on the effectiveness of our executive compensation policies and programs.

As an advisory vote, Proposal 2 is not binding upon us or the Board. The Board may determine that it is in the best interests of our stockholders and Bloom to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. It is expected that the next vote on a say-on-pay frequency proposal will occur at the 2027 annual meeting of stockholders.

Vote Required

The option of “1 YEAR,” “2 YEARS” or “3 YEARS” that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that has been selected by our stockholders.

68

Proposal 3	Advisory Approval of Named Executive Officer Compensation
The Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our named executive officers.

As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting our long-term value. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly-qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on financial and operational objectives, including specific revenue and non-GAAP operating income targets as well as operational goals important to our short-term and long-term growth. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 47 for additional details about our executive compensation programs, including information about the 2020 compensation of our named executive officers.

The Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the 2021 Annual Meeting:

“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying footnotes and narrative disclosures.”

As an advisory vote, this say-on-pay proposal is not binding upon us, the Board or the Compensation Committee. However, we, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ concerns in evaluating future compensation options for our named executive officers.

Depending on the voting outcome of Proposal 2, it is expected that the next say-on-pay vote will occur at the 2022 annual meeting of stockholders.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast for or against this proposal. Abstentions and broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

2021 PROXY STATEMENT	69

Audit Matters
Proposal 4	Ratification of Appointment of Independent Registered Public Accounting Firm

Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Change in Our Certifying Accountant in 2020

On September 3, 2020, the Audit Committee of the Board engaged Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ended December 31, 2020. Deloitte replaced PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm for the fiscal year ended December 31, 2019. PwC was notified of the dismissal on September 3, 2020.

The audit reports of PwC on our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2019 and 2018, and through September 3, 2020, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its report on our consolidated financial statements for such periods, and (ii) there were no reportable events of the type described in Item 304(a)(1) (v) of Regulation S-K, except for the material weakness identified in our internal control over financial reporting related to not designing and maintaining an effective control environment with a sufficient complement of resources with an appropriate level of accounting knowledge, expertise and training to evaluate the accounting implications of complex or non-routine transactions commensurate with its financial reporting requirements, which was disclosed in Management’s Report on Internal Control over Financial Reporting in Item 9A of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in Item 4 of the Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020.

Restatement and Remediation of Material Weakness

As previously disclosed, on February 11, 2020, our management, in consultation with the Audit Committee, determined that our previously issued consolidated financial statements as of and for the year ended December 31, 2018, as well as the unaudited interim financial statements for the three-month period ended March 31, 2019, the three- and six-month periods ended June 30, 2019 and 2018 and the three- and nine-month periods ended September 30, 2019 and 2018, should no longer be relied upon due to misstatements related to our Managed Services Agreements and similar arrangements, and we would restate and make certain revisions to such financial statements to make the necessary accounting corrections. Please see the Explanatory Note and Footnote 1 (Nature of Business, Liquidity, Basis of Presentation and Summary of Significant Accounting Policies) to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC for information regarding the restatement and revision.

During the year ended December 31, 2020, our management, with the oversight of the Audit Committee, engaged in efforts to remediate the material weakness identified and previously disclosed. We completed these remediation measures in the fourth quarter ended December 31, 2020, including testing of the design and concluding on the effectiveness of all impacted controls. The remediation measures included implementing, under the direction of our CFO, enhanced review procedures and documentation standards to monitor and review all complex and non-routine transactions. Our management took further action by completing a robust review of all internal controls to strengthen documentation, validate processes and communicate accountability for performance of internal control responsibilities. Further, we engaged outside service providers to assist in evaluating and documenting our complex and non-routine transactions.

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Audit Matters

Decision to Engage Deloitte & Touche LLP

In reaching the decision to select and appoint Deloitte, the Audit Committee performed an extensive review process, including consideration of the firm’s extensive energy industry experience, expansive global network and understanding of our business and ability to enable a seamless transition.

During our fiscal years ended December 31, 2019 and 2018, and through September 3, 2020, other than the consultations discussed in the paragraph immediately below, neither we nor anyone acting on its behalf consulted with Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

In December 2019, we engaged Deloitte to provide advisory services regarding the accounting treatment for the Managed Services Agreements and similar arrangements. Deloitte provided oral advice and recommendations, including written comments on our memorandums, for management’s consideration on our policies and procedures, transaction documentation, restatement disclosures, and the proposed accounting treatment of planned transactions. In March 2020, we engaged Deloitte to provide advisory services regarding the adoption of the new lease accounting standards pertaining to the Managed Services Agreements. Deloitte provided oral advice and recommendations, including written comments on our memorandums, on our draft accounting policies and procedures related to the adoption of the new accounting standard.

Appointment of Deloitte & Touche LLP

The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. During the year ended December 31, 2020, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the section entitled “Principal Accountant Fees and Services” below. Representatives of Deloitte are expected to be available at the 2021 Annual Meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to appoint Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of a majority of the votes cast for or against is required to approve the proposal. Brokers have the discretion to vote shares held in brokerage accounts on the ratification of the appointment of the independent registered public accounting firm, without specific voting instructions from the beneficial owner. Abstentions have no effect on the outcome of the proposal.

2021 PROXY STATEMENT	71

Audit Matters

Principal Accountant Fees and Services

The following table provides information regarding the fees paid to Deloitte and PwC during the years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees(1)	$4,485,763	$2,451,000
Audit-Related Fees(2)	—	100,000
Total Audit and Audit-Related Fees	4,485,763	2,551,000
Tax Fees(3)	96,524	246,004
All Other Fees(4)	49,000	111,929
Total Fees	$4,631,287	$2,908,933

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings.

(2)	Audit-related fees for 2019 include a statutory audit of our India subsidiary and advice with respect to the adoption of ASC 606.

(3)	Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and assistance with transfer pricing.

(4)	For 2020, fees include permissible advisory services provided prior to Deloitte’s appointment as auditor. For 2019, all other fees relate to California Consumer Privacy Act compliance assistance and the purchase of accounting-related research software.

All services described above were pre-approved by the Audit Committee in accordance with the policies and procedures described below. In connection with the audit of our fiscal year 2020 financial statements, we entered into an engagement agreement with Deloitte that sets forth the terms by which Deloitte will perform audit services for us.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte in 2020 and PwC in 2019 were compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures

The Audit Committee follows certain procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firms, Deloitte and PwC. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

Report of the Audit Committee of the Board of Directors

The principal purpose of the Audit Committee is to assist the Board in its oversight responsibilities pertaining to our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s authority and responsibility are more fully described in its charter, which is available on our website at www.bloomenergy.com.

Our management is responsible for establishing and maintaining adequate internal financial controls, the preparation and presentation of our consolidated financial statements and that they are complete and accurate and prepared in accordance with generally accepted accounting principles.

Deloitte, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles and on management’s assessment of our internal control over financial reporting.

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Audit Matters

In fulfilling its oversight responsibilities, the Audit Committee has:

•	reviewed and discussed with management and Deloitte the audited consolidated financial statements for the year ended December 31, 2020;

•	discussed with management and Deloitte significant accounting policies applied in our consolidated financial statements, as well as, when applicable, alternative accounting treatments, the reasonableness of significant estimates and judgments, the clarity of disclosures in our consolidated financial statements and critical audit matters addressed during the audit;

•	discussed with Deloitte such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

•	received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB (Communication with Audit Committees Concerning Independence) and has discussed with Deloitte their independence and the Audit Committee has concluded that Deloitte’s provision of audit and non-audit services to our and our affiliates is compatible with Deloitte’s independence; and

•	reviewed and discussed with management, our management’s assessment of and report on the effectiveness of our internal control over financial reporting as of December 31, 2020 and reviewed and discussed with Deloitte its review and report on our internal control over financial reporting.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee has selected, and the Board has ratified, the selection of Deloitte as our independent registered public accounting firm for 2021.

Submitted by the following members of the Audit Committee:

Mary K. Bush (Chair)
Michael Boskin
Jeffrey Immelt
Eddy Zervigon

2021 PROXY STATEMENT	73

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, to our knowledge, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A and Class B common stock that they beneficially own, subject to applicable community property laws. We have deemed shares of our Class A and Class B common stock subject to options, warrants, rights or conversion privileges that are currently exercisable or exercisable within 60 days of March 16, 2021 to be outstanding and to be beneficially owned by the person holding the options, warrants, rights or conversion privileges for the purpose of computing the percentage ownership and voting power of that person but have not treated them as outstanding for the purpose of computing the percentage ownership or voting power of any other person. Voting power under our Restated Certificate of Incorporation is calculated based on shares of Class A and Class B common stock actually outstanding as of the applicable record date. Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share.

We have based percentage ownership and voting power of our Common Stock on 144,152,659 shares of Class A common stock and 27,784,284 shares of Class B common stock outstanding as of March 16, 2021.

The following table presents information regarding those stockholders known to us to beneficially own more than 5% of our outstanding shares of Class A or Class B common stock.

	Class A Common Stock		Class B Common Stock(1)		% of Total Voting Power(2)
5% Stockholders	Shares	%	Shares	%
New Enterprise Associates 10, Limited Partnership(3)	1,333,333	*	11,982,692	43.13%	28.71%
1954 Greenspring Drive, Suite 600, Timonium, MD 21093
Kuwait Investment Authority and the Government of the State of Kuwait(4)	—	—	9,544,371	34.35%	22.62%
Ministries Complex, Block 3 Safat, Kuwait 13001
Ameriprise Financial, Inc.(5)	12,889,076	8.94%	—	—	3.05%
145 Ameriprise Financial Center, Minneapolis, MN 55474
The Vanguard Group(6)	10,884,099	7.55%	—	—	2.58%
100 Vanguard Blvd., Malvern, PA 19355
FMR LLC(7)	10,499,407	7.28%	—	—	2.49%
245 Summer Street, Boston, MA 02210

*	Less than one percent.

(1)	Each share of Class B common stock will automatically convert into shares of our Class A common stock upon the occurrence of certain events. In addition, Class B common stock may be converted into shares of Class A common stock at any time at the election of the holder. For purposes of this table, we have not included shares of Class A common stock that may be issued upon conversion of outstanding Class B common stock.

(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share. We have deemed shares of our common stock subject to options, warrants, rights or conversion privileges that are currently exercisable or exercisable within 60 days of March 16, 2021 to be outstanding and to be beneficially owned by the person holding the options, warrants, rights or conversion privileges for the purpose of computing the percentage voting power of that person but have not treated them as outstanding for the purpose of computing the percentage voting power of any other person.

(3)	Information provided is based on information provided by NEA and on a Schedule 13D filed with the SEC on August 24, 2020 in which New Enterprise Associates 10, Limited Partnership (“NEA 10”) and NEA Partners 10, Limited Partnership reported that they have shared voting and dispositive power with respect to an aggregate of 13,296,353 shares of Common Stock and sole voting and dispositive power over no shares. Scott D. Sandell reported sole voting and dispositive power over 32,547 shares of Common Stock (related to options to purchase 32,547 shares of Class A common stock) and shared voting and dispositive power over 13,265,353 shares. Mr. Sandell is the general partner of NEA Partners 10, the sole general partner of NEA 10, and NEA Partners 10 is the sole general partner of NEA 10, and Mr. Sandell and NEA Partners 10 may be deemed to beneficially own the NEA 10 shares as a result. NEA 10 is the record owner of 1,333,333 shares of Class A common stock and 11,963,020 shares of Class B common stock. Additionally, NEA Ventures 2003 LP, an affiliate of NEA, is the holder of 19,672 shares of Class B common stock. NEA 10 and certain affiliates have entered into a voting agreement with Mr. Sridhar. Please see the section entitled “Voting Agreements” below.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

(4)	Information provided is based on our records and that of the transfer agent. As of March 16, 2021, Kuwait Investment Authority holds 7,473,979 shares of our Class B common stock and the Government of the State of Kuwait holds 2,070,392 shares of our Class B common stock. The shares are subject to a voting agreement with KR Sridhar as described in the section entitled “Voting Agreements” in this Proxy Statement.

(5)	Information provided is based solely on a Schedule 13G/A filed with the SEC on February 12, 2021 on behalf of Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Seligman Communications and Information Fund (the “Fund”). CMIA and AFI do not directly own any shares. As the investment adviser to the Fund and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the Fund’s shares. As the parent holding company of CMIA, AFI may be deemed to beneficially own CMIA’s shares. AFI reported shared voting power over 12,570,099 shares, shared dispositive power over 12,889,076 shares and sole voting and dispositive power over no shares. CMIA reported shared voting power over 12,570,099 shares, shared dispositive power over 12,876,675 shares, and sole voting and dispositive power over no shares. The Fund reported sole voting power over 7,475,098 shares, sole dispositive power over no shares, shared dispositive power over 7,475,098 shares, and shared voting power over no shares.

(6)	Information provided is based solely on a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group reported sole voting power over no shares, shared voting power over 208,473 shares, sole dispositive power over 10,592,595 shares, and shared dispositive power over 291,504 shares.

(7)	Information provided is based solely on a Schedule 13G filed with the SEC on February 8, 2021 on behalf of FMR LLC (“FMR”) and Abigail P. Johnson (FMR’s Director, Chairman and CEO). The form states that (a) FMR has sole voting power over 7,706,662 shares, shared voting power over no shares, sole dispositive power over 10,499,407 shares, and shared dispositive power over no shares; and (b) Ms. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 10,499,407 shares, and shared dispositive power over no shares.

Directors and Executive Officers

	Class A Common Stock		Class B Common Stock(1)		% of Total Voting Power(2)
Beneficial Owner	Shares	%	Shares	%
Michael Boskin(3)	35,058	*	—	—	*
Mary K. Bush(4)	102,747	*	50,000	*	*
John T. Chambers(5)	415,488	*	—	—	*
L. John Doerr(6)	3,445,543	2.39%	1,989,275	7.16%	5.53%
Jeffrey Immelt(7)	110,058	*	—	—	*
Colin L. Powell(8)	545,846	*	83,333	*	*
Scott Sandell(9)	1,346,067	*	11,982,692	43.13%	28.71%
Eddy Zervigon(10)	126,760	*	—	—	*
KR Sridhar(11)	371,515	*	5,364,096	17.82%	12.12%
Shares subject to voting proxy(12)	—	—	21,677,863	78.02%	51.37%
Total	371,515	*	27,413,474	81.78%	65.43%
Gregory Cameron(13)	125,056	*	—	—	*
Randy Furr(14)	35,676	*	—	—	*
Swaminathan Venkataraman(15)	58,503	*	143,334	*	*
Susan Brennan(16)	192,299	*	220,008	*	*
Shawn M. Soderberg(17)	350,777	*	146,666	*	*
Chris White(18)	63,593	*	—	—	*
All Current Executive Officers and Directors as a Group (14 persons)	7,289,310(19)	5.03%	19,979,404(20)	64.97%	45.78%

*	Less than one percent.

(1)	Each share of Class B common stock will automatically convert into shares of our Class A common stock upon the occurrence of certain events. In addition, Class B common stock may be converted into shares of Class A common stock at any time at the election of the holder. For purposes of this table, we have not included shares of Class A common stock that may be issued upon conversion of outstanding Class B common stock.

(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share. We have deemed shares of our common stock subject to options, warrants, rights or conversion privileges that are currently exercisable or exercisable within 60 days of March 16, 2021 to be outstanding and to be beneficially owned by the person holding the options, warrants, rights or conversion privileges for the purpose of computing the percentage voting power of that person but have not treated them as outstanding for the purpose of computing the percentage voting power of any other person.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

(3)	Includes 19,813 Class A restricted stock units that vest within 60 days of March 16, 2021.

(4)	Includes 19,813 Class A restricted stock units that vest within 60 days of March 16, 2021 and 50,000 shares of Class B common stock subject to options exercisable within 60 days of March 16, 2021.

(5)	Includes 19,813 Class A restricted stock units that vest within 60 days of March 16, 2021 and 333,333 shares of Class A common stock held by JCEP Investments, LLC of which Mr. Chambers in the managing member.

(6)	Includes (i) 3,040,213 shares of Class A common stock held by Vallejo Ventures Trust of which Mr. Doerr is a trustee, (ii) 17,534 shares of Class A common stock held by KPTV, LLC, of which Vallejo Ventures Trust is the sole member, (iii) 8,769 shares of Class A common stock held by 2750 Sand Hill Associates, LLC, of which KPTV, LLC is a member, (iv) 12,734 shares of Class A common stock held directly, (v) 32,052 shares of Class A common stock held by the LJD II Ventures Partnership of which Mr. Doerr is a general partner, (vi) 275,918 shares of Class A common stock held by the 1999 Portico Trust of which Mr. Doerr is a trustee, (vii) 19,255 shares of Class A common stock held by The Hampton 1999 Trust of which Mr. Doerr is a trustee, (viii) 19,255 shares of Class A common stock held by The Austin 1999 Trust of which Mr. Doerr is a trustee, (ix) 19,813 Class A restricted stock units that vest within 60 days of March 16, 2021, (x) 739,275 shares of Class B common stock held by Vallejo Ventures Trust of which Mr. Doerr is a trustee, and (xi) 1,250,000 shares of Class B common stock held by Foris Ventures LLC. Certain of the shares of Class B common stock are subject of a voting agreement in favor of Mr. Sridhar.

(7)	Includes 19,813 Class A restricted stock units, which vest within 60 days of March 16, 2021.

(8)	Includes (i) 526,033 shares of Class A common stock held by the Colin L Powell Revocable Trust dtd 01/26/2006, (ii) 19,813 Class A restricted stock units that vest within 60 days of March 16, 2021, and (iii) 83,333 shares of Class B common stock subject to options exercisable within 60 days of March 16, 2021.

(9)	Mr. Sandell is managing general partner of NEA. NEA 10 and certain affiliated entities and individuals reported that they have shared voting and dispositive power with respect to an aggregate of (i) 1,333,333 shares of Class A common stock and (ii) 11,982,692 shares of Class B common stock. NEA is nominee for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. According to our records, NEA Ventures 2003 LP holds an additional 19,672 shares of Class B common stock. 11,982,692 shares of Class B common stock are subject to a voting agreement in favor of Mr. Sridhar referred to in footnote (12) below.

(10)	Includes (i) 6,000 shares of Class A common stock held by Mr. Zervigon’s IRA and (ii) 19,813 Class A restricted stock units, which vest within 60 days of March 16, 2021.

(11)	Includes (i) 236,339 shares of Class A common stock subject to options exercisable within 60 days of March 16, 2021, (ii) 27,631 Class A restricted stock units which vest within 60 days of March 16, 2021, (iii) 1,462,633 shares of Class B common stock held directly, (iv) 325,520 shares of Class B common stock held by The KR Sridhar and Sudha Sarma 2012 Irrevocable Trust, (v) 133,334 shares of Class B common stock held by the KR Sridhar and Sudha Sarma 2020 Four Year GRAT, (vi) 133,333 shares of Class B common stock held by the KR Sridhar and Sudhar Sarma 2020 Three Year GRAT, (vii) 133,333 shares of Class B common stock held by the KR Sridhar and Sudha Sarma 2020 Two Year GRAT, (viii) 128,082 shares of Class B common stock held by the KR Sridhar and Sudha Sarma 2019-1 Four Year GRAT, (ix) 125,689 shares of Class B common stock held by the KR Sridhar and Sudhar Sarma 2019-1 Three Year GRAT, (x) 120,842 shares of Class B common stock held by the KR Sridhar and Sudha Sarma 2019-1 Two Year GRAT, (xi) 112,889 shares of Class B common stock held by the KR Sridhar and Sudha Sarma 2019 Four Year GRAT, (xii) 103,676 shares of Class B common stock held by the KR Sridhar and Sudhar Sarma 2019 Three Year GRAT, (xiii) 85,030 shares of Class B common stock held by the KR Sridhar and Sudha Sarma 2019 Two Year GRAT, (xiv) 55,630 shares of Class B common stock by KR Sridhar, as Trustee of the KR Sridhar 2010 Annuity Trust AS dated April 27, 2010, (xv) 55,630 shares of Class B common stock held by KR Sridhar, as Trustee of the KR Sridhar 2010 Annuity Trust KS dated April 27, 2010, (xvi) 33,136 shares of Class B common stock held by KR Sridhar, as Trustee of the KR Sridhar 2008 Annuity Trust AS dated December 18, 2008, (xvii) 33,136 shares of Class B common stock held by KR Sridhar, as Trustee of the KR Sridhar 2008 Annuity Trust KS dated December 18, 2008, (xviii) 2,251,203 shares of Class B common stock subject to options exercisable within 60 days of March 16, 2021, and (xix) 71,000 Class B restricted stock units which vest within 60 days of March 16, 2021. By virtue of the relationship Mr. Sridhar has with each Trust above in this footnote, Mr. Sridhar is deemed to have voting and dispositive power of these shares.

(12)	Mr. Sridhar holds an irrevocable proxy to vote an additional 21,677,863 shares of Class B common stock pursuant to voting agreements between Mr. Sridhar and certain stockholders, including certain of our directors and holders of more than 5% of our capital stock. We do not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Exchange Act, as Mr. Sridhar exercises voting control over these shares. However, the holders of the underlying shares have the right to convert their shares into Class A common stock at their option, and when converted, such Class A common shares are not subject to the voting agreement. Please see the section entitled “Voting Agreements” below.

(13)	Includes 54,166 shares of Class A common stock subject to options exercisable within 60 days of March 16, 2021.

(14)	Includes 35,676 Class A restricted stock units, which vest within 60 days of March 16, 2021.

(15)	Includes (i) 26,485 shares of Class A common stock subject to options exercisable within 60 days of March 16, 2021, (ii) 3,316 Class A restricted stock units, which vest within 60 days of March 16, 2021, and (iii) 143,334 shares of Class B common stock subject to options exercisable within 60 days of March 16, 2021.

(16)	Includes (i) 55,870 shares of Class A common stock subject to options exercisable within 60 days of March 16, 2021, (ii) 2,113 Class A restricted stock units, which vest within 60 days of March 16, 2021, and (iii) 220,008 shares of Class B common stock subject to options exercisable within 60 days of March 16, 2021.

(17)	Includes (i) 94,803 shares of Class A common stock subject to options exercisable within 60 days of March 16, 2021, (ii) 2,431 Class A restricted stock units, which vest within 60 days of March 16, 2021, and (iii) 146,666 shares of Class B common stock subject to options exercisable within 60 days of March 16, 2021.

(18)	Includes (i) 23,438 shares of Class A common stock subject to options exercisable within 60 days of March 16, 2021 and (ii) 17,187 Class A restricted stock units, which vest within 60 days of March 16, 2021.

(19)	Includes (i) 491,101 shares of Class A common stock subject to options exercisable within 60 days of March 16, 2020 and (ii) 191,369 Class A restricted stock units, which vest within 60 days of March 16, 2021.

(20)	Includes (i) 2,894,544 shares of Class B common stock subject to options exercisable within 60 days of March 16, 2020 and (ii) 71,000 Class B restricted stock units, which vest within 60 days of March 16, 2021.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Voting Agreements

Our CEO entered into voting agreements with certain of our stockholders. These voting agreements cover 27,413,474 shares of Class B common stock (inclusive of Mr. Sridhar’s shares), which represents approximately 65.43% of the outstanding voting power of our capital stock as of the Record Date. Under the voting agreement, stockholders agreed to vote all of their shares as directed by, and granted an irrevocable proxy to, Mr. Sridhar at his discretion on all matters to be voted upon by stockholders. The following directors and their affiliated entities and 5% stockholders have entered into a voting agreement: Mr. Doerr, Mr. Sandell and entities affiliated with NEA, and entities affiliated with Kuwait Investment Authority. Each of the voting agreements will automatically terminate:

•	upon the liquidation, dissolution or winding up of our business operations;

•	upon the execution by us of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of our property and assets;

•	from and after the third anniversary of closing of our IPO, at any time upon such resolution by the Board;

•	upon the fifth anniversary of the closing of our IPO;

•	as to any shares of Class B common stock that are converted to Class A common stock pursuant to our Restated Certificate of Incorporation and the Class A common stock resulting from such conversion (but such voting agreement shall remain effective as to any Class B common stock not so converted);

•	upon the date that is 60 days following the date on which KR Sridhar, or his successor under the voting agreement, ceases to provide services to us as one of our officers, unless a majority of the holders of our capital stock who are parties to the voting agreements designates such a successor on or before such date;

•	upon such date as of which none of the parties, other than KR Sridhar or his successor, to the then-outstanding voting agreements, was one of the five largest holders of our capital stock (which entered into a voting agreement) as of the closing of our IPO; or

•	at such time following the closing of this offering when there is no Class B common stock outstanding.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and SEC rules require our directors and executive officers and any persons who beneficially own more than 10% of our common stock (collectively “Reporting Persons”) to file reports of their ownership and changes in beneficial ownership of common stock with the SEC. As a matter of practice, we assist our executive officers and a majority of our non-employee directors in preparing their initial ownership reports and reporting ownership changes, and we typically file these reports on their behalf.

Based upon a review of such filings with the SEC, we believe that all of our Reporting Persons complied with the reporting requirements of Section 16(a) of the Exchange Act during 2019, except that three Forms 4 each reporting one transaction were filed late for Mr. Sandell and one Form 4 reporting one transaction was filed late for Mr. Doerr.

2021 PROXY STATEMENT	77

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders(3)	22,254,547	21.48	22,821,155(4)
Equity compensation plans not approved by stockholders	—	—	—
Totals	22,254,547		22,821,155

(1)	The weighted average exercise price does not take into account outstanding RSUs and PSUs since those units vest without any cash consideration or other payment required for such shares.

(2)	Included in this amount are 2,587,401 shares available for future issuance under the 2018 ESPP.

(3)	Includes our 2002 Plan, 2012 Plan, 2018 Plan and the 2018 ESPP.

(4)	The number of shares of Class A common stock available for grant and issuance under the 2018 Plan shall be increased on January 1, of each of 2019 through 2028, by the lesser of (a) four percent (4%) of the number of our Class A common stock, our Class B common stock and common stock equivalents (including stock options, RSUs, PSUs and warrants on an as-converted basis) issued and outstanding on each December 31 immediately prior to the date of increase and (b) such number Class A common shares determined by the Board. On each January 1 of each calendar year, the aggregate number of shares of Class A common stock reserved for issuance under the 2018 ESPP shall be increased automatically by the number of shares equal to one percent (1%) of the total number of outstanding shares of our Class A common stock, our Class B common stock, and common stock equivalents (including stock options, RSUs, PSUs and warrants on an as converted basis) outstanding on the immediately preceding December 31 (rounded down to the nearest whole share); provided, that the Board or the Compensation Committee may in its sole discretion reduce the amount of the increase in any particular year.

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Stockholder Proposals and Nominations

Rule 14a-8 Stockholder Proposals

To be considered for inclusion in the proxy materials for the 2022 annual meeting of stockholders, stockholder proposals pursuant to Rule 14a-8 must be addressed to our Corporate Secretary and received at 4353 North First Street, San Jose, CA 95134 by the close of business (5:00 p.m. Pacific Time) on December 1, 2021. These proposals must comply with the applicable requirements of Rule 14a-8 promulgated under the Exchange Act. Submission of a proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the proxy materials for or presented at the annual meeting.

Stockholder Nominations and Other Proposals

The Bylaws provide that, in order for a stockholder to propose other business, including nominations for directors, for consideration at the annual meeting (and not for inclusion in our proxy materials), such stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the address described above no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the last annual meeting of stockholders, with certain exceptions. Such notice must include the information, and otherwise satisfy the requirements set forth in, the Bylaws. For the 2022 annual meeting of stockholders, such nominations or proposals must be received no earlier than January 12, 2022 and no later than February 11, 2022.

Adjournment of the 2021 Annual Meeting of Stockholders

In the event there are not sufficient votes to approve any proposal contained in this Proxy Statement at the time of the 2021 Annual Meeting, the 2021 Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our Class A and Class B common stock. Proxies solicited by the Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the 2021 Annual Meeting, and the adjournment is for a period of no more than 30 days and no new record date is fixed for the adjourned meeting, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. The chairman of the 2021 Annual Meeting or a majority of the shares represented and voting at the 2021 Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

2021 PROXY STATEMENT	79

User’s Guide

Questions and Answers about These Proxy Materials, the Annual Meeting and Voting

Why am I being provided these proxy materials?

We are providing you these proxy materials in connection with the solicitation of proxies by the Board for use at the 2021 Annual Meeting of Stockholders to be held on Wednesday, May 12, 2021 at 9:00 a.m. Pacific Time, online via live webcast at our virtual meeting site, www.virtualshareholdermeeting.com/BE2021.

What is the Notice of Internet Availability of Proxy Materials?

This year, we will again be using the “Notice and Access” method of providing proxy materials to stockholders via the internet. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about March 31, 2021, we will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report. The Notice also provides instructions on how to vote using the internet or by telephone and includes instructions on how to request a paper copy of the proxy materials by mail.

At the close of business on the Record Date, there were 144,152,659 shares of Class A common stock and 27,784,284 shares of Class B common stock outstanding and entitled to vote. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. We will provide to any stockholder without charge, upon written or oral request, a copy of our Proxy Statement and Annual Report on Form 10-K (without exhibits). Requests should be directed to Bloom Energy Corporation, 4353 North First Street, San Jose, California 95134, Attention: Corporate Secretary, or by calling (408) 543-1500.

Who can vote at the 2021 Annual Meeting?

Only stockholders holding Class A or Class B common stock at the close of business on the Record Date, which is March 16, 2021, or their proxy holders, will be entitled to vote at the 2021 Annual Meeting. Stockholders of record will be able to participate in, vote their shares electronically, view the list of registered stockholders as of the Record Date and submit their questions during the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/BE2021. Stockholders may also submit questions before the meeting at www.proxyvote.com, as described below. To be admitted to and to vote at the 2021 Annual Meeting at www.virtualshareholdermeeting.com/BE2021, stockholders of record must enter the control number found in the box marked by the arrow for postal mail recipients of the Notice or proxy card, or within the body of the email for electronic delivery recipients.

If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you will be able to participate in, vote your shares electronically, view the list of registered stockholders as of the Record Date and submit your questions during the 2021 Annual Meeting with the control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five (5) days before the 2021 Annual Meeting) and obtain a “legal proxy” in order to be able to participate in the 2021 Annual Meeting.

How can I participate in the 2021 Annual Meeting?

This year’s annual meeting will be accessible through the internet. We have adopted a virtual format for the 2021 Annual Meeting to make participation accessible for stockholders from any geographic location with internet connectivity. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all stockholders regardless of their location. These proxy materials include instructions on how to participate in the 2021 Annual Meeting and how you may vote your shares.

To participate in, submit questions and vote at the 2021 Annual Meeting, stockholders or their proxy holders may log in with the control number found in the box marked by the arrow for postal mail recipients of the Notice or proxy card, or within the body of the email for electronic delivery recipients, at www.virtualshareholdermeeting.com/BE2021.

Whether or not you participate in the 2021 Annual Meeting, it is important that your shares be part of the voting process. Prior to the 2021 Annual Meeting, you may vote your proxy via the internet, telephone, or if you received a printed copy of your proxy materials, by mail – in each case the deadline for voting is 11:59 p.m., Eastern Time, on Tuesday, May 11, 2021. To vote your shares via the internet in advance of the 2021 Annual Meeting, go to the voting website, www.proxyvote.com and enter your control number.

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This year’s question and answer session will include questions submitted in advance of, and questions submitted live during, the 2021 Annual Meeting. You may submit a question in advance of the 2021 Annual Meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the 2021 Annual Meeting through www.virtualshareholdermeeting.com/BE2021. We plan to answer questions pertinent to company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Stockholder questions related to personal or customer-related matters, that are not pertinent to annual meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the annual meeting will not be addressed during the meeting.

We encourage you to access the 2021 Annual Meeting before it begins. The 2021 Annual Meeting will begin promptly at 9:00 a.m. Pacific Time on May 12, 2021, and online check-in will start approximately 15 minutes before. Technicians will be ready to assist if any technical difficulties arise when trying to access or during the 2021 Annual Meeting. We will make a replay of the 2021 Annual Meeting available on our Investor Relations website until the next annual meeting.

More information regarding the agenda and rules of conduct for the 2021 Annual Meeting will be provided in advance and during the meeting at www.virtualshareholdermeeting.com/BE2021. The rules of conduct will contain more information regarding the question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered and disclosed.

How many votes do I have?

You have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of the close of business on the Record Date. The holders of Class A common stock and Class B common stock will vote together on each matter presented at the 2021 Annual Meeting.

How does our dual class structure affect me?

Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively control a majority of the combined voting power of our common stock.

The Class B common stock is convertible into Class A common stock at any time at the option of the holder. In addition, the Class B common stock will automatically convert into Class A common stock immediately prior to the close of business on the fifth anniversary of our IPO (July 2023), and may automatically convert earlier than such date upon certain circumstances as described in our Restated Certificate of Incorporation.

What am I voting on?

You are being asked to vote on the following:

•	election of three Class III directors to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

•	the approval, on an advisory basis, of the frequency of stockholder advisory votes on the compensation of our named executive officers;

•	the approval, on an advisory basis, of the compensation of our named executive officers, as described in the Proxy Statement;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

•	any other business as may properly come before the 2021 Annual Meeting or any adjournment, continuation or postponement thereof.

How does the Board of Directors recommend I vote on these proposals?

The Board recommends that you vote “FOR” the election of Michael Boskin, John T. Chambers and L. John Doerr as Class III directors, “ONE YEAR” for Proposal 2 and “FOR” for each of Proposal 3 and Proposal 4.

How do I vote my shares?

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote during the 2021 Annual Meeting, or vote by proxy over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver to you at a later time. The method you use to vote will not limit your right to vote at the 2021 Annual Meeting if you decide to vote at the 2021 Annual Meeting. Whether or not you plan to attend the 2021 Annual Meeting online, we urge you to submit your proxy in advance. You may still attend the meeting online and vote during the meeting even if you have already voted by proxy.

2021 PROXY STATEMENT	81

User’s Guide

Before the 2021 Annual Meeting:

To vote through the internet: Go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 11, 2021, to be counted.

To vote by telephone: Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 11, 2021, to be counted.

To vote by mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided. If you return your signed proxy card to us and we receive it before the 2021 Annual Meeting, we will vote your shares as you direct.

During the 2021 Annual Meeting:

To vote through the internet at the meeting: To be admitted to and vote at the 2021 Annual Meeting at www.virtualshareholdermeeting.com/ BE2021, you must enter the control number found in the box marked by the arrow for postal mail recipients of the Notice or proxy card, or within the body of the email for electronic delivery recipients. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five (5) days before the 2021 Annual Meeting) and obtain a “legal proxy” in order to be able to attend participate in or vote at the 2021 Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on the Record Date your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the 2021 Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the 2021 Annual Meeting unless (i) your voting instruction form or Notice indicates that you may vote those shares through the www.proxyvote.com website (in which case, you may access, participate in, and vote at the 2021 Annual Meeting with the access code indicated on that voting instruction form or Notice) or (ii) you request (preferably at least five (5) days before the 2021 Annual Meeting) and obtain a “legal proxy” from the organization that holds your shares giving you the right to vote the shares at the meeting. You should have received a voting instruction card and voting instructions with these proxy materials from your brokerage firm, bank or other agent rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. Internet or telephonic voting may also be available; however, that will depend on the voting process of your broker, bank or other nominee. Please see your voting instruction card for further details.

How will my shares be voted if I return a blank proxy card?

If you return a signed and dated proxy card or otherwise submit a proxy without indicating voting selections, your shares will be voted, as applicable, “FOR” the election of each Class III director nominee, “ONE YEAR” for Proposal 2 and “FOR” each of Proposal 3 and Proposal 4. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using in his or her discretion at the 2021 Annual Meeting and any adjournment or postponement thereof.

How will my shares be voted if I do not provide my broker or bank with voting instructions, and what is a “broker non-vote”?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, your broker, bank or other nominee may still be able to vote your shares in its discretion on certain matters. Brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. In this regard, Proposals 1 through 3 are considered to be “non-routine,” meaning that your broker may not vote your shares on each of those proposals in the absence of your voting instructions. Proposal 4 is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 4. If a broker, bank or other nominee exercises their discretionary voting authority on Proposal 4, such shares will be considered present at the annual meeting for quorum purposes, counted in the voting results for Proposal 4 and a broker non-vote will occur as to Proposals 1 through 3.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee.

How many votes are needed to approve the proposal?

Proposal 1: The election of directors requires a plurality of the votes cast at the 2021 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “for” such nominee are elected as directors. As a result, with respect to the election of the three Class III directors, the three nominees receiving the most “FOR” votes (among votes properly cast, including by proxy) will be elected. “Withhold” votes and broker non-votes will have no effect. The Board unanimously recommends that you vote your shares “FOR” each of the nominees listed in Proposal 1.

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Proposal 2: The approval, on an advisory basis, of the frequency of stockholder advisory votes on the compensation of our named executive officers will be determined by a plurality vote, which means the option that receives the highest number of votes cast by stockholders will be approved. You may vote for “1 YEAR,” “2 YEARS” or “3 YEARS” on this proposal. Abstentions and broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares for “1 YEAR” for Proposal 2.

Proposal 3: The approval, on an advisory basis, of the compensation of our named executive officers, as described in the Proxy Statement, requires the affirmative vote of a majority of the votes cast for or against the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Proposal 4: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021, requires the affirmative vote of a majority of the votes cast for or against the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions will have no effect. Brokers have the discretion to vote shares held in brokerage accounts on the ratification of the appointment of the independent registered public accounting firm, in the event they do not receive specific voting instructions from the beneficial owner. The Board unanimously recommends that you vote your shares “FOR” Proposal 4.

Who is making this solicitation?

The Board is soliciting these proxies and the cost of such solicitation will be borne by Bloom, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Those individuals will not be additionally compensated for the solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid 2021 Annual Meeting. The Bylaws provide that a majority of the voting power of all shares issued and outstanding and entitled to vote at the 2021 Annual Meeting, including by proxy, will constitute a quorum. Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the 2021 Annual Meeting, or if you are a beneficial owner of shares held in street name, if you submit your voting instructions or if your bank, broker or other nominee exercise its voting discretion over such shares. Abstentions and broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the closing of the polls at the 2021 Annual Meeting. You may revoke your proxy in any one of following ways:

•	You may submit another properly completed proxy card with a later date but before the submission deadline for the 2021 Annual Meeting.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of Bloom at 4353 North First Street, San Jose, California 95134. The notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the date of the 2021 Annual Meeting.

•	You may attend the virtual meeting at www.virtualshareholdermeeting.com/BE2021 and vote electronically. However, simply attending the 2021 Annual Meeting will not, by itself, revoke your proxy.

Your most recently submitted proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.

2021 PROXY STATEMENT	83

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How can I find out the results of the voting at the 2021 Annual Meeting?

We intend to announce preliminary voting results at the 2021 Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the 2021 Annual Meeting.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs and benefits the environment. Stockholders who participate in householding will continue to receive separate proxy cards. We do not use householding for any other stockholder mailings.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials now or in the future, please contact our mailing agent, Broadridge, by calling 1-800-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, and we will deliver these materials promptly. Broadridge is acting as our mailing agent and vote tabulator and is not soliciting proxies on our behalf. Similarly, you may also contact Broadridge using these methods if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker or other nominee, you should contact the nominee concerning householding procedures.

Are votes confidential? Who counts the votes?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. We will not disclose the proxy instructions or ballots of individual stockholders, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against Bloom;

•	to facilitate a successful proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

A representative from Broadridge will serve as the inspector of election.

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Other Matters

The Board does not intend to bring any other matters before the 2021 Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the 2021 Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as they deem appropriate.

By Order of the Board of Directors

Shawn M. Soderberg

Executive Vice President, General Counsel and Secretary

March 31, 2021

2021 PROXY STATEMENT	85

Appendix A – Unaudited Reconciliations from GAAP to Non-GAAP

Bloom Energy Corporation Unaudited Reconciliations from GAAP to Non-GAAP (In Thousands)

Operating Loss to Operating Income (Loss) Excluding Stock-Based Compensation

Operating income (loss) excluding stock-based compensation (“SBC”) is a supplemental measure of operating performance that does not represent and should not be considered an alternative to operating loss, as determined under U.S. generally accepted accounting principles (“GAAP”). This measure removes the impact of SBC. We believe that operating income (loss) excluding SBC supplements the GAAP measure and enables us to more effectively evaluate our performance period-over-period. A reconciliation of operating income (loss) excluding SBC to operating loss, the most directly comparable GAAP measure, and the computation of operating income (loss) excluding SBC are as follows:

	Q420	FY20
Operating loss	$(4,518)	$(80,785)
Stock-based compensation	16,508	73,893
Non-GAAP operating income (loss) excluding SBC	$11,990	$(6,892)

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Appendix A – Unaudited Reconciliations from GAAP to Non-GAAP

Net Loss to Adjusted EBITDA

Adjusted EBITDA is a non-GAAP supplemental measure of operating performance that does not represent and should not be considered an alternative to operating loss or cash flow from operations, as determined by GAAP. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, non-controlling interest, revaluations, SBC and depreciation and amortization expense. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Adjusted EBITDA may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of Adjusted EBITDA to net loss is as follows:

	Q420	FY20
Net loss to common stockholders	$(27,138)	$(157,553)
Deemed dividend to noncontrolling interest	—	—
Loss (gain) on extinguishment of debt	—	12,878
Loss for non-controlling interests(1)	(4,453)	(21,534)
Loss (gain) on derivatives liabilities(2)	1,737	(464)
Loss (gain) on the fair value adjustments for certain PPA derivatives(3)	140	110
Stock-based compensation	16,508	73,893
Depreciation & amortization	13,391	52,279
Provision (benefit) for income tax	(16)	256
Interest expense (income), other expense (income), net	25,352	85,632
Adjusted EBITDA	$25,521	$45,497

(1)	Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value method.

(2)	Represents the adjustments to the fair value of the embedded derivatives associated with the convertible notes and other derivatives.

(3)	Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company).

2021 PROXY STATEMENT	87

BLOOM ENERGY CORPORATION
4353 NORTH FIRST STREET
SAN JOSE, CALIFORNIA 95134

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BE2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D40068-P50483	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BLOOM ENERGY CORPORATION			For	Withhold	For All
			All	All	Except
The Board of Directors recommends you vote FOR each of the nominees listed below:			☐	☐	☐
1.	Election of Class III Directors
Nominees:
	01)	Michael Boskin
	02)	John T. Chambers
	03)	L. John Doerr

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

2.	To approve, on an advisory basis, the frequency of stockholders' advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4:			For	Against	Abstain

3.	To approve, on an advisory basis, the compensation of our named executive officers.		☐	☐	☐

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

D40069-P50483

BLOOM ENERGY CORPORATION
Annual Meeting of Stockholders
May 12, 2021 9:00 a.m. PT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints KR Sridhar and Shawn M. Soderberg, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Class A common stock and Class B common stock for which proxies will be solicited for use in connection with the 2021 Annual Meeting of Stockholders, to be held on May 12, 2021, at 9:00 a.m. PT, via the internet at www.virtualshareholdermeeting.com/BE2021, and at any adjournments, continuations or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is executed, but no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In the event that any of the nominees named on the reverse side of this proxy card are unavailable for election or unable to serve, this proxy may be voted for a substitute nominee selected by the Board of Directors. The proxies are authorized to vote in their discretion upon other matters that may properly come before the 2021 Annual Meeting of Stockholders.

Continued and to be signed on reverse side